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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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KLX Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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KLX INC.
1300 CORPORATE CENTER WAY
WELLINGTON, FLORIDA 33414-2105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD August 26, 2015

        Notice is hereby given that the Annual Meeting of Stockholders of KLX Inc., a Delaware corporation (the "Company"), will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Wednesday, August 26, 2015 for the following purposes:

  1.
  To elect three Class I Directors;

  2.
  To consider and act upon a proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis;

  3.
  To consider and act upon a proposal to determine the frequency with which stockholders will participate in an advisory vote on executive compensation on an advisory basis;

  4.
  To consider and act upon a proposal to approve Section 162(m) performance goals and annual grant limitations under the KLX Inc. Long-Term Incentive Plan (the "LTIP");

  5.
  Ratification of the appointment of Independent Registered Public Accounting Firm;

  6.
  To transact any other business that may properly come before the meeting, or any adjournment thereof.

        Stockholders of record at the close of business on June 29, 2015 are entitled to notice of and to vote at the meeting.

        The KLX Inc. Board of Directors unanimously recommends that the stockholders vote: "FOR" the proposal to elect three Class I Directors; "FOR" the proposal to approve compensation paid to Named Executive Officers of the Company on an advisory basis; "ONCE EVERY YEAR" with respect to the proposal regarding the frequency with which stockholders will participate in an advisory vote on executive compensation; "FOR" the proposal to approve the Section 162(m) performance goals and annual grant limitations under the LTIP; and "FOR" the ratification of the appointment of the Independent Registered Public Accounting Firm of the Company.

        Whether or not you plan to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,
ROGER M. FRANKS Secretary

Wellington, Florida
July 7, 2015

i

ii

KLX INC.
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 26, 2015

PROXY STATEMENT

        THIS PROXY STATEMENT AND THE ENCLOSED PROXY ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT July 7, 2015.

        The enclosed form of proxy is solicited on behalf of KLX Inc. (the "Company") to be voted at the 2015 Annual Meeting of Stockholders to be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts at 10:30 a.m. Eastern Time on Wednesday, August 26, 2015, or at any adjournment or postponement thereof.

        If you are a stockholder of record, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on August 26, 2015 to be counted.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 1:00 a.m. Eastern Time, on August 26, 2015 to be counted.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

        A proxy may be revoked by a stockholder at any time before it is voted (i) by returning to the Company another properly signed proxy bearing a later date; (ii) by delivering a written revocation to the Secretary of the Company; or (iii) by attending the meeting and voting the shares represented by the proxy in person. Shares represented by the enclosed form of proxy properly executed and returned or submitted over the telephone or on the Internet, and not revoked, will be voted at the meeting by the persons named as proxies, Michael Senft and Roger Franks.

        The expense of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may use the services of its officers and other employees to solicit proxies personally, by telephone and telegram from brokerage houses and by other stockholders. Officers and other employees of the Company will receive no compensation in addition to their regular salaries for soliciting proxies. The Company has retained Georgeson Inc. to assist in solicitation of proxies for a fee of $7,500 plus expenses. The Company will reimburse brokers and other persons for their reasonable charges and expenses in forwarding soliciting materials to the beneficial owners of the common stock.

        In the absence of contrary instructions, the persons named as proxies will vote in accordance with the intentions stated below. The holders of record of shares of the Company's common stock, $0.01 par value per share, at the close of business on June 29, 2015 are entitled to receive notice of and to vote at the meeting. As of April 15, 2015, the Company had 52,749,382 shares of common stock issued and 52,748,800 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to come before the meeting.

        Consistent with Delaware state law and the Company's by-laws, a majority of the votes entitled to be cast present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by the person appointed by the Company to act as inspector of election for the meeting. The three nominees for election as directors at the meeting who receive the greatest number of votes properly cast for the election of directors, Proposal No. 1, shall be elected directors.

        The affirmative vote of a majority of the votes in attendance at the meeting (at which a quorum is present), present in person or represented by proxy, that are properly cast, is necessary to approve the actions described in Proposals Nos. 2, 3, 4 and 5.

        The inspector of election will count the total number of votes cast "for" the nominee for election as a director or "for" approval of Proposals Nos. 2, 3, 4 and 5 for purposes of determining whether sufficient affirmative votes have been cast for each such proposal. The inspector of election will count shares (i) represented by proxies that withhold authority to vote either for the nominees for election as a director or for Proposals Nos. 2, 3, 4 and 5; or (ii) that reflect abstentions and "broker non-votes" as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum, but abstentions and broker non-votes will not have any effect on the outcome of voting on the election of directors or Proposals Nos. 2, 3, 4 and 5. "Broker non-votes" are shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; and (ii) the broker or nominee does not have the discretionary voting power on a particular matter.

        The Annual Report to Stockholders for the Company's fiscal year ended December 31, 2014 accompanies this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS

KLX Inc.'s Proxy Statement and Annual
Report on Form 10-K are available at
www.KLX.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nomination of Directors

        As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to the Board of Directors (the "Board") nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

        The Chairman of the Board and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to finance, leadership, business operations and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis (at least semi-annually), the current composition of the Board in light of the characteristics of independence, skills, experience, competency and availability of service to the Company of its members and of the Company's anticipated needs. All of our independent directors serve on Board Committees further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board. The Nominating and Corporate Governance Committee recommended the nomination of Messrs. Amin J. Khoury, John T. Collins and Peter V. Del Presto, currently designated as Class I Directors, whose terms expire at the meeting, to serve as Class I Directors for a term of three years, expiring at the 2018 Annual Meeting of Stockholders. If Messrs. Khoury, Collins and Del Presto are re-elected, the Nominating and Corporate Governance Committee and the full Board believe that the Board will have an excellent composition, of a suitable size, and with the appropriate diversity of skills and experience with respect to finance, leadership, business operations and industry as well as company-specific knowledge. The biographies of Messrs. Khoury, Collins and Del Presto and our continuing current directors below contain information regarding each nominee's and continuing current director's experience, qualifications and skills. When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate's qualifications in light of the size of the Board and the needs of the Board at a given point in time.

        In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors that exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

        Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

        To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal address in Wellington, Florida. This notice should include the candidate's brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate's signed consent to be named in the proxy statement and to serve as a director if elected. The notice must be given (i) with regard to nominations to be brought before an annual meeting to be held on a day not more than 30 days in advance of the anniversary of the previous year's meeting nor more than 70 days after the anniversary of the previous year's meeting, not later than 90 days nor earlier than 120 days in advance of the anniversary of the previous year's meeting or (ii) with regard to nominations for any other annual meeting, within ten days following the public announcement of the date of such meeting. Once we receive the nomination, we will deliver a questionnaire to the candidate that requests additional information about the candidate's independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

        The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2015 Annual Meeting of Stockholders.

        The persons named in the enclosed proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the three nominees named below, each of whom is now a director of the Company, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

        Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director (in certain circumstances after a transitional period) will serve for three years, with one class of directors being elected each year.

        The nominees are Messrs. Khoury, Collins and Del Presto, currently designated as Class I Directors, whose terms expire at the meeting, and until their respective successors are elected and shall qualify to serve. The enclosed proxy cannot be voted for a greater number of persons than three.

        If elected, Messrs. Khoury, Collins and Del Presto, will serve as Class I Directors for a term of three years, expiring at the 2018 Annual Meeting of Stockholders, and until their respective successors are elected and shall qualify to serve.

        The Company expects that Messrs. Khoury, Collins and Del Presto will be able to serve, but if they are unable to serve, the proxies reserve discretion to vote for a substitute nominee or nominees, or refrain from voting.

        Set forth below is the business experience of, and certain other information regarding, the three director nominees and the other current directors of the Company.

Director Nominees

Name, Age, Business Experience and Current Directorships	Director Since
AMIN J. KHOURY, 76	2014

Amin J. Khoury has been a director since our incorporation in July 2014 and the Chairman of the Board since October 2014. Mr. Khoury, our Chief Executive Officer, co-founded B/E Aerospace, Inc. ("B/E Aerospace") in July 1987 and served as its Chairman of the Board until December 16, 2014. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014. Following the spin-off of the Company from B/E Aerospace on December 16, 2014 (the "spin-off"), Mr. Khoury has served as the Executive Chairman of the Board of Directors of B/E Aerospace. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until his retirement in July 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors, and an Advanced Director Certification from the Corporate Directors Group. During his time at B/E Aerospace, Mr. Khoury was primarily responsible for the development and execution of B/E Aerospace's business strategies that resulted in its growth from a single product line business with $3.0 million in annual sales, to the leading global manufacturer of commercial aircraft and business jet cabin interior products and the world's leading distributor of aerospace consumable products, with annual revenues in 2014 of approximately $4 billion (including KLX through the date of distribution). Mr. Khoury led the strategic planning and acquisition strategy of B/E Aerospace as well as its operational integration and execution strategies. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both our managerial talent and Board members. He has an intimate knowledge of the Company, its industry and its competitors which he has gained over the last 27 years at B/E Aerospace. All of the above experience and leadership roles uniquely qualify him to serve as our Company's Chairman of the Board.
JOHN T. COLLINS, 68	2014

John T. Collins has been a Director since December 2014. Mr. Collins has been Chairman and Chief Executive Officer of The Collins Group, Inc., a manager of a private securities portfolio and minority interest holder in several privately held companies, since 1992. From 1986 to 1992, Mr. Collins served as the President and Chief Executive Officer of Quebecor Printing (USA) Inc., which was formed in 1986 by a merger with Semline Inc., where he had served in various positions since 1968, including as President since 1973. During his term, Mr. Collins guided Quebecor Printing (USA) Inc. through several large acquisitions and situated the company to become one of the leaders in the industry. Mr. Collins presently serves on the Board of Directors of Federated Funds and has previously served on the Board of Directors for several public companies including Bank of America and FleetBoston Financial. In addition, Mr. Collins has served on the Board of Trustees of his alma mater, Bentley College, and as Chairman of the Board for four years. We expect our Board to benefit from Mr. Collins's many years of experience in the management, acquisition and development of several companies.

Name, Age, Business Experience and Current Directorships	Director Since
PETER V. DEL PRESTO, 65	2014

Peter V. Del Presto has been a Director since December 2014. Mr. Del Presto is an adjunct professor of finance at the University of Pittsburgh, where he teaches courses covering capital markets, advanced valuation methods and private equity. From 1985 until his retirement in 2010, Mr. Del Presto was a partner with PNC Equity Partners, a private equity firm and an affiliate of PNC Bank targeting middle-market companies for acquisition and investment. During his 25 years at PNC Equity Partners, Mr. Del Presto led the firm's investment in 35 companies and participated as a member of the firm's Investment Committee in over 275 investments. Mr. Del Presto was PNC Equity Partner's representative on the boards of 24 companies where he was responsible for the development of value creation strategies in each. Mr. Del Presto is also a licensed private pilot. We expect that our Board will benefit from Mr. Del Presto's background in engineering and business administration, his expertise in the field of finance and 25 years of experience in the acquisition, investment and development of numerous companies.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES.

Current Directors

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires
BENJAMIN A. HARDESTY, 65	2014	2016

Benjamin A. Hardesty has been a Director since December 2014. Mr. Hardesty has been the owner of Alta Energy LLC, a consulting business focused on oil and natural gas in the Appalachian Basin and onshore United States since 2010. In May 2010, Mr. Hardesty retired as president of Dominion E&P, Inc., a subsidiary of Dominion Resources Inc., engaged in the exploration and production of oil and natural gas in North America, a position he had held since September 2007. After joining Dominion Resources in 1995, Mr. Hardesty had previously also served in other executive positions, including president of Dominion Appalachian Development, Inc. and general manager and vice president of Northeast Gas Basin. Mr. Hardesty has served on the Board of Directors of Antero Resources Corporation since its initial public offering in October 2013. He previously was a member of the Board of Directors of Blue Dot Energy Services, LLC from 2011 until the sale of its assets to an affiliate of B/E Aerospace in 2013. From 1982 to 1995, Mr. Hardesty served as an officer and director of Stonewall Gas Company, and from 1978 to 1982 as vice president of operations of Development Drilling Corporation. Mr. Hardesty is director emeritus and past president of the West Virginia Oil & Natural Gas Association and past president of the Independent Oil & Gas Association of West Virginia. Mr. Hardesty serves on the Visiting Committee of the Petroleum Natural Gas Engineering Department of the College of Engineering and Mineral Resources at West Virginia University. We believe his significant experience in the oil and natural gas industry, including in our areas of operation, make Mr. Hardesty well suited to serve as a member of our Board.

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires
STEPHEN M. WARD, JR., 60	2014	2016

Stephen M. Ward, Jr., has been a Director since December 2014. Mr. Ward has been a director of Carpenter Technology Corporation since 2001, where he is Chairman of the Corporate Governance Committee and a member of the Human Resources and Science and Technology Committees. Mr. Ward previously served as President and Chief Executive Officer of Lenovo Corporation, which was formed by the acquisition of IBM Corporation's personal computer business by Lenovo of China. Mr. Ward had spent 26 years at IBM Corporation holding various management positions, including Chief Information Officer and Senior Vice President and General Manager, Personal Systems Group. Mr. Ward is also a co-founder and Board member of E2open, a maker of enterprise software, and C3, a company that develops and sells software to monitor, mitigate and monetize greenhouse gases. The Board believes Mr. Ward's broad executive experience and focus on innovation enables him to share with our Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.
RICHARD G. HAMERMESH, 67	2014	2017

Richard G. Hamermesh has been a Director since December 2014. Dr. Hamermesh has been a Professor of Management Practice at Harvard Business School since July 1, 2002. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh is a member of the Board of Directors of b.good, SmartCloud and B/E Aerospace. Dr. Hamermesh's education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 27 years as a Professor of Management Practice at Harvard Business School where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry (including over 27 years as a member of the B/E Aerospace Board), uniquely qualify him to serve as a member of our Board.

Name, Age, Business Experience and Current Directorships	Director Since	Term Expires
THEODORE L. WEISE, 71	2014	2017

Theodore L. Weise has been a Director since December 2014. Mr. Weise is currently a business consultant and serves on the Board of Directors of Hawthorne Global Aviation Services. Mr. Weise joined Federal Express Corporation in 1972 during its formative years and retired in 2000 as its President and Chief Executive Officer. He held many officer positions including Executive Vice President of World Wide Operations and led the following divisions as its Senior Vice President: Air Operations, Domestic Ground Operations, Central Support Services, Business Service Centers and Operations Planning. Prior to joining Federal Express Corporation, Mr. Weise flew on the U.S. Air Force F-111 as a Flight Test Engineer for General Dynamics Corp. He has previously served on the boards of Federal Express Corporation, Computer Management Sciences, Inc., ResortQuest International, Inc. and Pogo Jet, Inc. Mr. Weise is a member of the Missouri University of Science and Technology Board of Trustees, of which he was a past President. Mr. Weise is a jet rated Airline Transport Pilot with over 5,700 flight hours. He holds a Masters Professional Director Certification from the American College of Corporate Directors. We expect that our Board will benefit from Mr. Weise's extensive leadership experience.
JOHN T. WHATES, Esq., 67	2014	2017

John T. Whates has been a Director since December 2014. Mr. Whates has served on the Board of Directors of B/E Aerospace since February 2012. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is a member of the Board of Directors of B/E Aerospace and is Chairman of the Board of Dynamic Healthcare Systems, Inc., a company that provides enterprise technology software solutions to healthcare organizations. From 1994 to 2011, Mr. Whates was a tax and financial advisor to B/E Aerospace, providing business and tax advice on essentially all of its significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates will bring to our Board his extensive experience, multi-dimensional educational background and thorough knowledge of our business and industry.

 CORPORATE GOVERNANCE MATTERS

Meetings of the Board of Directors and Committees

        Following the spin-off of KLX Inc. from B/E Aerospace, the Board and its Committees did not hold any meetings during the period from the spin-off of December 16, 2014 through December 31, 2014. The Board, including each of its Committees, held their initial meetings on February 23-24, 2015. The Board has four standing Committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. All members of our Board are expected to attend our Annual Meeting of Stockholders, absent extenuating circumstances. The Board has determined that Messrs. Collins, Del Presto, Hamermesh, Hardesty, Ward, Weise and Whates are independent under NASDAQ Stock Market rules.

        The Audit Committee is composed of Messrs. Del Presto, Collins, Hamermesh and Whates, with Mr. Del Presto serving as Chairman. The Audit Committee is responsible for: (i) the appointment, compensation and oversight of our independent auditors; (ii) overseeing the quality and integrity of our financial statements and related disclosures; (iii) our compliance with legal and regulatory requirements; (iv) assessing our independent auditors' qualifications, independence and performance; and (v) monitoring the performance of our internal audit and control functions.

        All members of the Audit Committee are independent under NASDAQ Stock Market and Securities and Exchange Commission, or SEC, rules. The Audit Committee operates under a written charter adopted and approved by our Board.

        The Compensation Committee is currently composed of Messrs. Collins, Ward and Whates, with Mr. Collins serving as Chairman. The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company's incentive and compensation plans. All of the members of the Compensation Committee are independent as defined by NASDAQ Stock Market rules. The Compensation Committee operates under a written charter adopted and approved by our Board.

        The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of the NASDAQ Stock Market. Going forward, management input will be taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets but ultimate decision-making regarding compensation of our named executive officers will remain with the Compensation Committee.

        The Nominating and Corporate Governance Committee is composed of Messrs. Hamermesh, Collins, Del Presto, Hardesty, Ward, Weise and Whates, with Mr. Hamermesh serving as Chairman. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All of the members of the Nominating and Corporate Governance Committee are independent as defined by current NASDAQ Stock Market rules. The Nominating and Corporate Governance Committee operates under a written charter adopted and approved by our Board. All of the members of the Nominating and Corporate Governance Committee support the nominations of Messrs. Khoury, Collins and Del Presto.

        The Strategic Planning Committee is composed of Messrs. Ward, Hamermesh, Hardesty and Weise, with Mr. Ward serving as Chairman.

        Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.KLX.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this Proxy Statement.

Board Diversity

        The Chairman of the Board together with the Nominating and Corporate Governance Committee, in accordance with the Board's governance principles, seeks to create a Board that, as a whole, is strong in its collective knowledge and has a diversity of skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

        In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company's anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers which total over 300 years in the aerospace, defense and oil and natural gas and related industries.

Risk Oversight

        Our Board takes an active role in overseeing the risk management of the Company with a focus on the most significant risks facing the Company. The Board's oversight of risk management is designed to support the achievement of the strategic objectives of the Company and increase stockholder value. A fundamental part of risk management for the Company is not only understanding the risks that are faced by the Company and the steps necessary to manage those risks, but also understanding what level of risk is appropriate for the Company. The Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and other members of senior management regularly evaluate and report to the Board on significant risks facing the Company. In addition, each Committee of the Board is also responsible for assessing the risk exposure related to its specific area. The Committees discuss matters of interest with the Company's senior management, including matters related to our corporate governance and our code of conduct, and report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Board Leadership Structure

        The Board believes that the Company and its stockholders have been and will continue to be well served by having the Company's principal founder and Chief Executive Officer serve as Chairman of the Board. Mr. Amin J. Khoury has led our strategic planning and our acquisition strategy as well as our operational integration and execution strategy. He is a highly effective leader in organizational design and development matters and has been instrumental in identifying and attracting both the managerial talent and Board members who currently serve the Company. He has an intimate knowledge of the Company, its industry and its competitors, which he has gained over the last 27 years at B/E Aerospace and continuing with the Company following the spin-off, all of which uniquely qualify him to serve as our Company's Chairman of the Board. The Board believes that the current leadership of the Board, when combined with the other elements of our corporate governance structure, strikes an appropriate balance between strong leadership and independent oversight of the Company's business and affairs.

        The Board is composed of a majority of independent directors. The Company's Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee are each composed solely of independent directors. The Company's independent directors bring experience, oversight and expertise from outside the Company, while the Chairman and Chief Executive Officer brings industry, competitive and company-specific experience and expertise. The Board believes the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company's strategy and business plans. Notwithstanding the above, the Board recognizes that, in the future, circumstances may necessitate that the roles of Chairman and Chief Executive Officer be separated and, therefore, the Board retains the authority to separate the roles if it were to determine that such a division might be appropriate in the future.

        One of the key responsibilities of the Board is to assist management in developing strategic direction and then holding management accountable for the execution of strategy once it is developed. The Board believes, at this time, the combined role of Chairman and Chief Executive Officer, together with the independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

        While the Board has not formally appointed a lead independent director, the Board believes that the current composition of the Board and the functioning of the independent directors effectively maintain independent oversight of the Company's management. Seven out of eight of the Company's directors are independent and the chair and members of each of the Company's Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee are independent directors. As a result, independent directors oversee all significant matters affecting the Company, including the Company's financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors meet in regular executive sessions not attended by the non-independent director and management in conjunction with each regular Board meeting and as they otherwise deem appropriate.

        At each executive session, the respective chair of the Board Committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

        Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate Committee chair. Additional executive sessions may be convened at any time at the request of an independent director, and, in such event, the independent director chairperson of the most closely associated Committee to the discussed topic leads the discussion and the report to the full Board. During executive sessions, directors also discuss and propose matters to be included in the agenda for future Board meetings.

Compensation Consultant

        To gain a perspective on external pay levels, emerging practices and regulatory changes, our Compensation Committee has engaged an outside executive compensation consultant that is independent under the SEC and NASDAQ Stock Market rules to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. In 2014, the Compensation Committee of B/E Aerospace (the "B/E Aerospace Compensation Committee") selected Mercer Human Resource Consulting ("Mercer") as its consultant for 2014 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the B/E Aerospace Compensation Committee on director and executive compensation trends and best practices. Greater detail regarding our compensation process going forward is set forth below in our "Compensation Discussion and Analysis." In February 2015, our Board selected Pearl Meyer &

Partners as its consultant for 2015 and tasked them with gathering market competitive data, reviewing compensation plan design alternatives and instructing the KLX Compensation Committee on director and executive compensation trends and best practices.

Stockholder Communications with our Board of Directors

        To facilitate the ability of stockholders to communicate with our Board, communications may be sent to: The Board of Directors, c/o Corporate Secretary, KLX Inc., 1300 Corporate Center Way, Wellington, Florida 33414-2105.

        Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical or conflict-of-interest situations, which are directed to the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

        No person who is or has been an officer or other employee of the Company served as a member of the Company's Compensation Committee. No executive officer of the Company served as a member of the Compensation Committee on the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company, other than Amin J. Khoury, our Chairman and Chief Executive Officer, who serves as a director of B/E Aerospace, and Michael F. Senft, our Vice President—Chief Financial Officer and Treasurer, who until November 2014 served B/E Aerospace as a director and a member of its compensation committee. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related-person transaction.

Compensation of Directors

        Directors who are employees of the Company receive no additional compensation for serving on the Board. Given the timing of the spin-off, we did not pay any fees to our directors in 2014. Beginning in 2015, non-employee directors will receive an annual cash retainer of $80,000. In addition, the chairs of our Audit Committee and Compensation Committee will each receive additional annual cash retainers of $15,000 and each member of these Committees will receive annual retainers of $20,000. The chairs of the Nominating and Corporate Governance Committee and Strategic Planning Committee will each receive annual cash retainers of $7,500, each member of the Nominating and Corporate Governance Committee will receive an annual cash retainer of $10,000 and each member of the Strategic Planning Committee will receive an annual cash retainer of $20,000. All cash payments will be made quarterly in arrears. We do not pay any additional fees for attendance at Board or Committee meetings.

        Non-employee directors also receive an annual grant of restricted stock with a fair market value of $57,000 (determined as of the date of grant) pursuant to our KLX Inc. Long-Term Incentive Plan ("LTIP"). The LTIP awards will vest on each of the first, second, third and fourth anniversaries of the date of grant, provided the director remains in continuous service through the applicable vesting period.

        As part of the annual retainer, non-employee directors receive $33,000 (determined as of the date of grant) of stock pursuant to our KLX Inc. Non-Employee Directors Stock and Deferred Compensation

Plan ("NEDSDCP"). This amount is included as deferred stock units under the NEDSDCP and is fully vested.

        Commencing in 2016, each non-employee director will be eligible to defer up to 100% of their cash retainers under the NEDSDCP. This amount will be included as deferred share units under the plan and will be fully vested. The deferred compensation will be held in a share unit or cash account under the plan until the termination of the director's service and is distributed in a lump sum or in up to ten annual installments, as elected by the director. The directors will be fully vested in the deferred shares and cash account at all times but have no rights as stockholders in the deferred share units until distribution. In the event of a Change of Control (as defined in the plan), the accounts under the plan will immediately be distributed to the directors.

        We reimburse our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors are eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. We do not provide our directors with any other perquisites or special benefits for their service on our Board.

        Director compensation is approved by the Compensation Committee and ratified by the entire Board.

        Our Board established stock ownership guidelines for our named executive officers and non-employee directors. Under these guidelines, directors are required to own shares of the Company's common stock with a market value of at least three times their annual cash retainers. The Board considers all shares held by a director toward meeting the ownership guidelines, including shares owned outright (including family trusts and those held by a spouse), restricted shares subject to time-based vesting and shares or share equivalents held in any deferred compensation plan. Unexercised stock options and unearned performance shares are not included toward meeting the ownership guidelines. Progress toward meeting the guidelines will be reviewed by the Compensation Committee annually.

        Our Board also established a policy that prohibits our directors and executive officers from engaging in short sales of Company securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless our General Counsel, Vice President—Law and Human Resources provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Audit Committee

        The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors' qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of four directors: Messrs. Del Presto, Collins, Hamermesh and Whates, and operates under a written charter adopted and approved by the Board, which is available on our website at www.KLX.com in the Investor Relations section. Mr. Del Presto currently chairs the Audit Committee.

        Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All four current directors serving on the Audit Committee are independent Committee members as defined by NASDAQ Stock Market and SEC rules. Our Board has determined that Mr. Del Presto is an "audit committee financial expert" in accordance with SEC rules.

        We have adopted a global Code of Business Conduct, applicable to all employees, directors and officers. The Code of Business Conduct meets the requirements of Item 406 of Regulation S-K, as well as the applicable requirements of a "code of business conduct and ethics" under NASDAQ listing standards. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct is available on our website located at www.KLX.com under Investor Relations. Amendments to, or waivers of the provisions of, the Code of Business Conduct, if any, made with respect to any of our directors and officers will be posted on our website.

Report of the Audit Committee of the Board of Directors

        Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

        We have reviewed and discussed the audited consolidated financial statements for 2014 with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm.

        The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, "Communication with Audit Committees," and discussed and reviewed the results of Deloitte & Touche LLP's audit of the Company's consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

        The Company's independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, "Communication with Audit Committees Concerning Independence," regarding the independent accountant's communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP's independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company's consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

        Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we have recommended to the Board that the Company's audited consolidated financial statements for 2014 be included in the Company's Annual Report on Form 10-K.

        With respect to the above matters, the Audit Committee submits this report.

Audit Committee Peter V. Del Presto John T. Collins Richard G. Hamermesh John T. Whates

 PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution to approve the compensation of our named executive officers as follows:

        "RESOLVED, that the compensation paid to the Company's named executive officers as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED."

        On December 16, 2014, we completed the spin-off of our Company from B/E Aerospace and we became an independent public company. In 2014, prior to the spin-off, B/E Aerospace's Compensation Committee established the compensation for Mr. Amin Khoury, Mr. Thomas McCaffrey, Mr. Michael Senft, Mr. John Cuomo and Mr. Roger Franks (each a "NEO," and collectively, our "NEOs").

        Going forward, our Compensation Committee believes the following principles are appropriate for the oversight of our executive Compensation program:

  •
  Together with management, creating and reinforcing our pay-for-performance culture;
  •
  Maintaining an alignment of the interests of stockholders and management;
  •
  Provide competitive levels of salary and total targeted compensation, consistent with performance and our peers, in order to attract, retain and motivate executive management;
  •
  Provide incentive compensation programs that result in desired behaviors without encouraging excessive risk; and
  •
  Integrate our performance management process for goal setting and formal performance evaluations.

        We believe by following the above principles our compensation program for NEOs is strongly aligned with the long-term interests of our stockholders.

        This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs, as described in this Proxy Statement.

        This vote is advisory and therefore, it will not be binding on the Company, the Compensation Committee or the Board, nor will it overrule any prior decision or require the Board or the Compensation Committee to take any action. However, the Compensation Committee and the Board value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, the Compensation Committee and the Board will consider stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE RESOLUTION SET FORTH ABOVE.

 EXECUTIVE OFFICERS

        The following table sets forth information regarding our executive officers as of April 30, 2015.

Amin J. Khoury Chief Executive Officer

Amin J. Khoury has been our Chief Executive Officer and the Chairman of our Board since October 2014. Mr. Khoury has also been a director since our incorporation in July 2014. Mr. Khoury co-founded B/E Aerospace in July 1987 and has served as its Chairman of the Board since that time. Mr. Khoury served as Chief Executive Officer of B/E Aerospace from December 31, 2005 through December 31, 2013. Mr. Khoury also served as the Co-Chief Executive Officer of B/E Aerospace from January 1, 2014 to December 16, 2014, when he joined KLX. Following the spin-off, Mr. Khoury has served as the Executive Chairman of B/E Aerospace. From 1986 until April 2012, Mr. Khoury was a director of Synthes, Inc. Mr. Khoury was a Trustee of the Scripps Research Institute from May 2008 until his retirement in July 2014. Mr. Khoury holds an Executive Masters Professional Director Certification, the highest level, from the American College of Corporate Directors and an Advanced Director Certification from the Corporate Directors Group.

Thomas P. McCaffrey President and Chief Operating Officer

Thomas P. McCaffrey served as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 16, 2014, when he joined KLX. Prior to joining B/E Aerospace, Mr. McCaffrey was an Audit Director with Deloitte & Touche LLP from August 1989 through May 1993, and from 1976 through 1989 served in several capacities, including Audit Partner, with Coleman & Grant LLP. Mr. McCaffrey is a Certified Public Accountant licensed to practice in the states of Florida, California and Colorado.

Michael F. Senft Vice President—Chief Financial Officer and Treasurer

Michael F. Senft served on the Board of Directors of B/E Aerospace from February 2012 until November 2014. Mr. Senft became our Vice President-Chief Financial Officer and Treasurer on November 19, 2014. Prior to that, Mr. Senft most recently was a Managing Director of Moelis & Company. For more than 20 years, he has advised on B/E Aerospace's long-term capital transactions and strategic acquisitions. Mr. Senft has also served on the Board of Directors of Moly Mines Ltd. and Del Monte Foods. Mr. Senft's prior positions include Global Head of Leveraged Finance at CIBC and Global Co-Head of Leveraged Finance at Merrill Lynch.

John Cuomo Vice President and General Manager, Aerospace Solutions Group

John Cuomo has been Vice President and General Manager, Consumables Management business since July 2014. He has over 14 years of experience in the aerospace consumables distribution market and served in multiple roles and functions at B/E Aerospace Consumables Management from April 2000 to February 2014, with the most recent being Senior Vice President, Sales, Marketing and Business Development. Prior to joining B/E Aerospace, Mr. Cuomo served as an Associate Attorney to a large multi-national law firm practicing commercial law, mergers and acquisitions and litigation. He has a Bachelor of Science in International Business, a Juris Doctorate from the University of Miami and a Master of Business Administration from the University of Florida.

Gary J. Roberts Vice President and General Manager, Energy Services Group

Gary J. Roberts served as Vice President and General Manager, Energy Services Group at B/E Aerospace since April 2014 until December 16, 2014, when he joined KLX. Prior to joining B/E Aerospace, Mr. Roberts was the Chief Executive Officer of Vision Oil Tools, LLC, a private energy services company, from 2010 until the acquisition of its assets by B/E Aerospace. Before that, Mr. Roberts was General Manager for Complete Production Services, Inc. and worked for Weatherford International from 1991 to 2008, holding management positions with increasing levels of responsibility in Singapore, China, Indonesia and Qatar. Mr. Roberts brings to KLX over 30 years of oilfield services experience.

Roger Franks General Counsel, Vice President—Law and Human Resources

Roger Franks served as Associate General Counsel of B/E Aerospace until December 16, 2014 when he joined the Company as General Counsel, Vice President—Law and Human Resources. Mr. Franks joined the B/E Aerospace Legal Department in January 2010, where he oversaw employee matters, commercial disputes, compliance and general corporate law. Prior to joining B/E Aerospace, he was on the Board of Directors of a mid-size California law firm where he focused on commercial matters including employment law and litigation.

Heather Floyd Vice President—Finance and Corporate Controller

Heather Floyd served as Vice President—Internal Audit of B/E Aerospace until December 16, 2014 when she joined the Company as Vice President—Finance and Corporate Controller. Ms. Floyd has over 12 years of combined accounting, auditing, financial reporting and Sarbanes-Oxley compliance experience. Ms. Floyd joined B/E Aerospace in November 2010 as Director of Financial Reporting and Internal Controls. Prior to joining B/E Aerospace, Ms. Floyd served as an Audit Manager with Ernst & Young and in various accounting roles at Corporate Express, now a subsidiary of Staples.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and notes thereto set forth certain information with respect to the beneficial ownership of the Company's common stock as of April 15, 2015, except as otherwise noted, by (i) each person who is known to us to beneficially own more than 5% of the outstanding shares of common stock of the Company; (ii) each of the Company's Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers in 2014 (the NEOs), (iii) each of the Company's directors; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated, each stockholder named below has sole voting and investment power with respect to the shares of common stock beneficially owned:

	Common Stock Beneficially Owned
	Number of Shares(1)		Percent of Outstanding Shares
Oz Management LP 9 West 57th Street New York, NY 10019	2,765,546	(2)	5.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,473,166	(3)	6.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,196,076	(4)	6.1%
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	2,853,472	(5)	5.4%
The Farallon Funds c/o Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111	3,675,000	(6)	7.0%
Amin J. Khoury+*	—	(7)	**
John T. Collins*	—		**
Peter V. Del Presto*	—		**
Richard G. Hamermesh*	8,817		**
Benjamin A. Hardesty*	—		**
Stephen M. Ward, Jr.*	—		**
Theodore L. Weise*	—		**
John T. Whates, Esq.*	2,342		**
Thomas P. McCaffrey+	3687	(8)	**
Michael F. Senft+	—	(9)	**
John Cuomo+	2,563	(10)	**
Roger Franks+	—	(11)	**
All Directors and Executive Officers as a group (14 Persons)	17,473		**

+
Named executive officer

*
Director of the Company

**
Less than 1 percent

(1)
As of April 15, 2015, the Company had 52,748,800 shares of common stock outstanding.

(2)
Based solely on information in Schedule 13G, as of December 31, 2014, filed by OZ Management LP on February 18, 2015.

(3)
Based solely on information in Schedule 13G, as of December 31, 2014, filed by BlackRock, Inc. on February 2, 2015.

(4)
Based solely on information in Schedule 13G, as of December 31, 2014, filed by The Vanguard Group on February 10, 2015.

(5)
Based solely on information in Schedule 13G, as of December 31, 2014, filed by Franklin Mutual Advisers LLC on February 3, 2015.

(6)
Based solely on information in Schedule 13G, as of December 31, 2014, filed by Farallon Capital Management, L.L.C with respect to shares held by one or more accounts, each as managed by the Farallon Capital Management, L.L.C. on January 26, 2015.

(7)
Excludes 191,915 shares of our common stock underlying restricted stock units and 577,354 shares of our common stock underlying stock options that do not vest within 60 days of April 15, 2015.

(8)
Excludes 212,108 shares of our common stock underlying restricted stock units and 288,677 shares of our common stock underlying stock options that do not vest within 60 days of April 15, 2015.

(9)
Excludes 9,596 shares of our common stock underlying restricted stock units and 28,868 shares of our common stock underlying stock options that do not vest within 60 days of April 15, 2015.

(10)
Excludes 29,890 shares of restricted stock that do not vest within 60 days of April 15, 2015.

(11)
Excludes 21,206 shares of restricted stock that do not vest within 60 days of April 15, 2015.

COMPENSATION DISCUSSION & ANALYSIS

The Objectives of our Named Executive Officer Compensation Program

        This Compensation Discussion and Analysis provides information relevant to understanding the 2014 compensation for our Chief Executive Officer and our Chief Financial Officer plus those individuals who are our other three most highly compensated executive officers based on their 2014 compensation with B/E Aerospace and their 2014 compensation with the Company following its spin-off from B/E Aerospace on December 16, 2014, whom we refer to as our "Named Executive Officers" or "NEOs." Our NEOs are:

  •
  Amin J. Khoury, Chairman of the Board and Chief Executive Officer

  •
  Thomas P. McCaffrey, President and Chief Operating Officer

  •
  Michael F. Senft, Vice President—Chief Financial Officer and Treasurer

  •
  John Cuomo, Vice President and Segment General Manager, Aerospace Solutions Group

  •
  Roger Franks, General Counsel, Vice President—Law and Human Resources

        Prior to the spin-off, our business was owned by B/E Aerospace and Messrs. Khoury and McCaffrey were NEOs of B/E Aerospace. Messrs. Franks and Cuomo were also employed by B/E Aerospace prior to the spin-off. Mr. Senft joined KLX in November 2014 as our Chief Financial Officer and Treasurer. Therefore, our historical compensation strategy has been determined primarily by B/E Aerospace's senior management and the B/E Aerospace Compensation Committee, and the compensation elements and processes discussed in this "Compensation Discussion and Analysis" section reflect B/E Aerospace programs and processes. On December 16, 2014, we completed the spin-off of our Company from B/E Aerospace and we became an independent public company. In 2014, prior to the spin-off, B/E Aerospace's Compensation Committee established the compensation for our NEOs. Following the spin-off, we formed our own Compensation Committee that is responsible for approving and overseeing KLX's executive compensation programs. Our Board and our Compensation Committee ratified the actions of the B/E Aerospace Compensation Committee with respect to our NEOs' 2015 compensation arrangements. Going forward, we intend to further tailor our compensation program to our business and to simplify the process for the determination of incentive compensation based on the metrics we deem proper for measuring our performance and in a manner aligned with our stockholders in creating stockholder value.

What B/E Aerospace's Compensation Intended to Reward

        Company Performance.    Through the provision of short-term and long-term incentives, B/E Aerospace's 2014 executive compensation program was designed to reward (i) the achievement of short-term financial goals measuring operating earnings, cash flows, operating expense management and operating margins and (ii) the execution of long-term strategic goals and objectives.

        Going forward, our business strategy includes a continued focus on operational excellence and maintenance of a global leadership position in the aerospace industry, development of a leadership position in a niche of the oil and gas services industry, which supports the North American onshore exploration and production sector and to best serving our customers by:

Aerospace Solutions Group

  •
  Continuing to focus on operational excellence and maintenance of a market leadership position;

  •
  Winning new business from existing aerospace consumables customers;

  •
  Expanding our customer base;

  •
  Further expansion into international markets; and

  •
  Selectively pursuing strategic acquisitions.

Energy Services Group

  •
  Extending our services and product line offerings in each geographical area we operate;

  •
  Pursuing acquisition opportunities that meet our disciplined acquisition criteria; and

  •
  Develop market leadership in niche sectors through operational excellence.

Going Forward

        Our Compensation Committee expects to perform annual reviews of our performance and the contributions of our NEOs to ensure that our executive compensation program rewards the achievement of our financial objectives and the execution of our business strategy. We intend for our executive compensation program to be reasonable and provide appropriate incentives to our executives to achieve our corporate objectives without encouraging them to take excessive risks for short-term gains in their business decisions. See page 31 of this Proxy Statement for a discussion of the Board's role in risk oversight.

        Individual Performance.    In addition to the overall performance of B/E Aerospace, B/E Aerospace's compensation program rewards individual performance toward the attainment of B/E Aerospace's goals and objectives. In setting the targeted pay levels of B/E Aerospace's executives, a variety of factors were considered, including competencies, skills, prior experience, scope of responsibility and accountability within the organization.

        On an annual basis, the attainment of goals and demonstration of defined leadership competencies by B/E Aerospace's NEOs (other than its Executive Chairman and Chief Executive Officer) was assessed by B/E Aerospace's Chairman and Co-Chief Executive Officer through B/E Aerospace's leadership performance and development assessment process. Each year, B/E Aerospace's Chairman and Co-Chief Executive Officer made recommendations to the B/E Aerospace Compensation Committee with respect to each of B/E Aerospace's other NEOs regarding (i) proposed base salary increases; (ii) proposed cash incentive awards for the preceding year; and (iii) proposed long-term equity incentives. The B/E Aerospace Compensation Committee performed a similar assessment of B/E Aerospace's Chairman and Co-Chief Executive Officer and approved his compensation program. Final compensation decisions for Messrs. Khoury and McCaffrey were determined by the B/E Aerospace Compensation Committee in its sole discretion, while compensation decisions for Messrs. Franks and Cuomo were made by B/E Aerospace's senior management. Going forward, we expect to follow a substantially similar process.

Consideration of "Say on Pay" and "Say on Frequency" Voting Results

        Going Forward.    In discharging its responsibilities, the Compensation Committee will take into account the results of our stockholders' "say-on-pay" and "say-on-frequency" votes at our 2015 Annual Meeting of Stockholders.

The Elements of B/E Aerospace's 2014 Compensation Program

        For 2014, the B/E Aerospace Compensation Committee determined the targeted range of compensation levels that may be earned by each NEO. The B/E Aerospace Compensation Committee approved targeted 2014 compensation for our NEOs while at B/E Aerospace (depending on their title and position) in the following forms and percentages:

  •
  Base salary (approximately 13% – 26% of total targeted compensation);

  •
  Annual cash incentives (approximately 17% – 25% of total targeted compensation); and

  •
  Targeted annual long-term restricted stock awards, which ranged from 26% – 50% of total targeted compensation; targeted long-term incentives as part of the B/E Aerospace Management Incentive Plan were approximately 17% – 25% of total targeted direct compensation resulting in total targeted long-term incentive compensation equal to 50% – 67% of total targeted compensation.

        The aggregate total targeted long-term incentive compensation, expressed as a percentage of annual base salary, for each NEO (depending on title and position) was 190% – 482%.

        Base Salary.    B/E Aerospace provided Messrs. Khoury, McCaffrey, Cuomo and Franks with competitive fixed annual base salaries. The base salaries for Messrs. Khoury and McCaffrey were reviewed annually by the B/E Aerospace Compensation Committee by taking into account the results achieved by the executive, the executive's future potential, scope of responsibilities and experience, and competitive salary practices. The base salaries for Messrs. Franks and Cuomo were reviewed by B/E Aerospace's senior management. Employment agreements between B/E Aerospace and Messrs. Khoury and McCaffrey provided for an annual increase to base salaries as determined by the B/E Aerospace Compensation Committee but no less than a specified cost of living increase. Mr. Cuomo's employment agreement with B/E Aerospace provided that his base salary may be adjusted in the discretion of the B/E Aerospace Compensation Committee. Adjustments to base salaries for all of B/E Aerospace's employees are generally made as of July 1st of each year.

        B/E Aerospace believed it important to pay a base salary that was consistent with similarly sized industry peers with similar continuous performance characteristics. In 2014, base salary increases for Messrs. Khoury, McCaffrey, Cuomo and Franks, exclusive of increases associated with promotions and changes in responsibilities, were approximately 6.0%, 4.0%, 6.5%, and 3.0% of their 2013 base salaries, respectively.

        The following tables set forth the 2013 and 2014 base salaries of our NEOs at B/E Aerospace and the base salaries for each individual as of December 31, 2014 at KLX.

	B/E Aerospace 2013 Base Salary	B/E Aerospace 2014 Pre-Spin Base Salary	KLX 2014 Post-Spin Base Salary
Amin J. Khoury	$1,317,389	$1,396,432	$1,000,000
Thomas P. McCaffrey	614,351	638,925	639,000
Michael F. Senft	—	400,000	400,000
John A. Cuomo	338,104	360,081	360,081
Roger M. Franks	269,427	277,509	335,000

Annual Cash Incentives.

        Management Incentive Plan.    Messrs. Khoury, McCaffrey, Cuomo and Franks were eligible to receive annual incentives pursuant to the B/E Aerospace MIP, based on the attainment of both financial and individual performance targets. B/E Aerospace believed that directly linking a significant portion of Messrs. Khoury's, McCaffrey's, Cuomo's and Franks's cash compensation to an individual segment or aggregate corporate performance (as applicable) was an important factor in achieving B/E Aerospace's corporate objectives.

        For 2014, the targeted cash payments for Messrs. Khoury, McCaffrey, Cuomo and Franks were 172%, 150%, 90% and 60%, respectively, of base salary.

        For Messrs. Khoury, McCaffrey and Franks, 2014 payments under the MIP were based upon achieving B/E Aerospace's financial performance objectives. For Mr. Cuomo, such payments were based upon achieving financial performance objectives within B/E Aerospace's consumables management segment.

        2014 Financial Performance Objectives.    Each year, the B/E Aerospace Compensation Committee determined the financial performance objectives under the MIP based upon B/E Aerospace's financial plan for that year. The minimum threshold for payment under the MIP with respect to a financial performance objective was generally 80% of the applicable target. If between 80% and 90% of the applicable target for a financial performance objective was achieved, MIP awards generally did not exceed 10% of the targeted MIP cash payment. For performance between 90% and 100% of a financial performance objective, the amount of a MIP award was generally determined by linear interpolation. For performance in excess of 100% of financial performance objectives, the amount of the incentive payment was proportionate to the level of attainment of the performance objectives.

        The 2014 financial performance objectives for Messrs. Khoury, McCaffrey and Franks were operating earnings, operating cash flow (each weighted at 30%) and operating margin and bookings (each weighted at 20%). The 2014 financial performance objectives for Mr. Cuomo were ASG operating earnings at (30%) and ASG operating margin (20%).

  •
  For 2014, the B/E Aerospace operating earnings target was approximately $751 million; B/E Aerospace generated 101% of target, or approximately $758 million.

  •
  For 2014, the operating cash flow target was approximately $452 million; B/E Aerospace generated 102% of its operating cash flow target, or approximately $461 million.

  •
  For 2014, the operating margin target was 18.9%; B/E Aerospace generated an operating margin of 17.7%, or 94% of target.

  •
  B/E Aerospace's 2014 bookings target was $4.1 billion; B/E Aerospace generated bookings of approximately $4.4 billion, or 107% of target.

  •
  KLX's financial performance for 2014 was in line with our expectations.

        On November 11, 2014 the B/E Aerospace Compensation Committee determined that Messrs. McCaffrey, Senft, Cuomo and Franks had achieved their targeted consolidated 2014 financial objectives. On February 19, 2015, the B/E Aerospace Compensation Committee determined Mr. Khoury had achieved his targeted consolidated 2014 financial objectives.

        2014 Discretionary Individual Performance Assessments.    B/E Aerospace did not set predetermined individual performance formulas or goals for Messrs. Khoury, McCaffrey, Franks, and Cuomo at the beginning of the year. At the end of each year, B/E Aerospace's then Chairman and Co-Chief Executive Officer evaluated the performance of the other NEOs of B/E Aerospace during the year and provided recommendations to the B/E Aerospace Compensation Committee as to their individual performance assessments. The B/E Aerospace Compensation Committee performed a similar assessment of B/E Aerospace's Executive Chairman and Chief Executive Officer. B/E Aerospace senior management evaluated the performance of Messrs. Franks and Cuomo. The individual performance assessment process was a discretionary, holistic, multi-faceted assessment of each NEO's performance during the year. Neither the B/E Aerospace Executive Chairman, Chief Executive Officer nor the B/E Aerospace Compensation Committee used a specific formula or applied a specific weight when evaluating performance, but rather relied on their business judgment. However, the B/E Aerospace Executive Chairman, Chief Executive Officer and the B/E Aerospace Compensation Committee generally took into account one or more of the following factors in connection with the assessment:

  •
  Implementation and execution of supply chain, lean/continuous improvement initiatives;

  •
  New product development initiatives;

  •
  Customer recognition awards such as "Supplier of the Year" and "Customer Support and Service Champion";

  •
  Business integration activities;

  •
  Process alignment initiatives driven toward simplifying and standardizing our key processes throughout its business;

  •
  Asset management;

  •
  Domestic and international cost reductions;

  •
  Leadership;

  •
  Strategic planning;

  •
  Financial and operational excellence;

  •
  Customer satisfaction;

  •
  Staff development, talent management and retention;

  •
  Implementation of global human resources strategies;

  •
  Implementation of global tax strategies;

  •
  Implementation of sales strategies; and

  •
  Client relationship management.

        The following table shows the 2014 actual MIP awards at B/E Aerospace and 2015 targeted MIP awards at KLX, expressed as a percentage of base salary and target opportunity.

MIP Award Summary

Named Executive Officer	2014 Dollar Value of Cash Award ($ in thousands)	2014 Percentage of Base Salary	2014 Percentage of Target Actually Awarded	2015 Targeted Dollar Value of Cash Award ($ in thousands)	2015 Targeted Percentage of Base Salary
Amin J. Khoury	$2,402	172%	100%	$1,750	175%
Thomas P. McCaffrey	958	150%	100%	959	150%
Michael F. Senft(1)	75	19%	100%	300	75%
John A. Cuomo	210	58%	65%	270	75%
Roger M. Franks	175	63%	105%	251	75%

(1)
Mr. Senft's MIP award reflects 100% of the target for the portion of the year he served as our Chief Financial Officer and Treasurer.

Targeted Long-Term Equity Incentives; Long-Term Incentive Plan.

        General Provisions.    B/E Aerospace provided NEOs with long-term equity incentive awards under the BE Aerospace, Inc. 2005 Long-Term Incentive Plan (the "B/E LTIP"). B/E Aerospace believed the use of long-term equity incentive awards accomplishes important objectives of its executive compensation program by linking executive compensation to long-term stockholder value creation. The level of benefit received by Messrs. Khoury, McCaffrey, Cuomo and Franks was dependent, to a large degree, on the successful execution of B/E Aerospace's strategy and delivering significant, sustained growth.

        Criteria Considered.    The B/E Aerospace Compensation Committee generally did not apply specific formulas in determining the amounts of the annual equity compensation awarded to Messrs. Khoury, McCaffrey and Cuomo. Rather, the B/E Compensation Committee reviewed a variety of factors, including:

  •
  B/E Aerospace's financial performance relative to its MIP metrics as well as to the performance of its compensation comparison group (as described below);

  •
  Competitive data provided by an independent compensation consultant; and

  •
  Each NEO's general performance during the year.

        With regard to B/E Aerospace's financial performance relative to that of the companies in its peer group, the B/E Aerospace Compensation Committee reviewed revenue growth, operating income growth, EBITDA growth, EPS growth, total stockholder return and return on average equity over the past one- and three-year periods ended December 31, 2013, which represented the latest proxy data for B/E Aerospace's peer group, and noted that B/E Aerospace's performance was generally positioned at or above the 75th percentile for those periods. As a result of this analysis, the B/E Aerospace Compensation Committee targeted total direct compensation for its NEOs (including base salary, MIP (cash and restricted stock) and annual restricted stock awards) at approximately the 75th percentile of the amounts awarded to named executive officers at the companies in B/E Aerospace's comparison group.

        Using data provided by Mercer, the B/E Aerospace Compensation Committee also considered, with respect to each of B/E Aerospace's NEOs, the market-competitive range for equity grants, when combined with targeted cash incentives and base salary for executive officers of comparable positions, between the 50th and 75th percentiles of the companies in B/E Aerospace's peer group, depending on the roles, responsibilities, experience and similar factors for each of B/E Aerospace's NEOs.

        2014 Awards.    While the B/E Aerospace Compensation Committee used the comparative data in making its annual equity grant determinations, the final determinations were made in its discretion.

        The time-based portion of the awards vest ratably over a period of three years commencing on the first anniversary of the date of grant.

        With respect to the performance-based component, at the beginning of each of the three calendar years following the grant date, the B/E Aerospace Compensation Committee set a target for an annual return on equity. Vesting of the performance-based portion of the award was subject to B/E Aerospace achieving the average of the annual return on equity targets established by the B/E Aerospace Compensation Committee for the three-year period as follows:

  •
  100% of the performance-based component of the award will vest on the fourth anniversary of the grant if 90% or more of the target is attained;

  •
  50% percent of the performance-based component of the award will vest on the fourth anniversary of the grant if between 85% and 90% of the target is attained;

  •
  For attainment between 80% and 85%, or between 85% and 90% of the applicable performance target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation; and

  •
  No portion of the initial award will vest if less than 80% of the target is attained.

        One hundred percent of the unvested B/E Aerospace shares for Messrs. McCaffrey, Senft, Cuomo and Franks were converted into KLX shares on December 16, 2014, based on a conversion ratio of 1.8139 to 1, and will continue to vest in accordance with their original terms and conditions. Mr. Khoury's B/E Aerospace shares were not impacted by the spin-off due to his continuing role at B/E Aerospace as its Executive Chairman.

        B/E Aerospace set the return on equity target for calendar year 2014 as 15.8%. Actual return on equity for 2014 was 15.8%. Going forward, our Compensation Committee will set the annual return on equity targets; as of April 30, 2015, no such targets had been set. It is expected that the return on equity targets for each of calendar years 2016 and 2017 will be set at the beginning of each of these years.

        A summary of our NEOs' long-term incentives, expressed as a percentage of base salary and in dollars at B/E Aerospace for 2014, exclusive of amounts awarded to Mr. McCaffrey in 2014 prior to the spin-off that otherwise would have been awarded in 2015 and the initial equity grants as described below, and as expected at KLX for 2015 are set forth as follows:

Named Executive Officer	2014 Percentage of Base Salary	2014 Value of Award ($ in thousands)	Number of Shares Awarded in 2014(2)	2015 Targeted Value of Awards ($ in thousands)	2015 Targeted Percentage of Base Salary
Amin J. Khoury(1)(3)	419%	$5,857	104,395	$3,250	325%
Thomas P. McCaffrey(1)(2)(3)	447%	2,859	67,810	2,077	325%
Michael F. Senft(1)(3)(4)	0%	—	—	700	175%
John A. Cuomo(3)	154%	568	13,369	540	150%
Roger M. Franks(3)	41%	115	2,593	503	150%

(1)
Excludes one-time initial stock option awards pursuant to our employment agreements with Messrs. Khoury, McCaffrey and Senft which were awarded on January 15, 2015 with grant date fair values of $7.5 million $3.75 million and $0.38 million, respectively, and restricted stock units with grant date fair values of $7.5 million, $3.75 million and $0.38 million, respectively as more fully described below—see Initial Equity Grants.

(2)
Excludes shares awarded and valued at $958,411 to Mr. McCaffrey immediately prior to the spin-off pursuant his separation agreement with B/E Aerospace that otherwise would have been granted in 2015.

(3)
All shares have either been issued in or converted into KLX stock with the exception of Mr. Khoury, whose award was issued in B/E Aerospace common stock.

(4)
Mr. Senft did not receive any stock awards in 2014 due to the timing of his initial date of employment.

        Initial Equity Grants.    Pursuant to our employment agreements with Messrs. Khoury, McCaffrey, and Senft, on January 15, 2015, we made one-time initial equity grants consisting of (i) options with grant date fair values of $7.50 million, $3.75 million and $0.38 million, respectively, and (ii) restricted stock units with grant date fair values of $7.50 million, $3.75 million and $0.38 million based on the Company's share price of $39.08 as of January 15, 2015, respectively. These awards will vest over three years. Seventy-five percent of the restricted stock units are subject to time-based vesting, and the remaining 25% will vest upon the achievement of performance criteria. These one-time initial equity awards represented partial consideration for the executives entering into the new employment agreements with the Company to take effect following the spin-off from B/E Aerospace, as further described below, as well as, in the case of Mr. Khoury, for agreeing to forego receipt of any future supplemental payments in lieu of retirement plan contributions, as further described below.

        Severance Benefits.    KLX has entered into employment agreements that provide for certain severance benefits in connection with certain specified terminations of employment. The Company believes the benefits under these agreements are reasonable and allow our executives to focus on running the business of the Company with the security of severance benefits in the event of a change in the ownership of our Company or otherwise in connection with a termination. A more detailed description of the terms of these arrangements can be found in this Proxy Statement under the section captioned "Employment, Severance and Change of Control Agreements" beginning on page 38.

        B/E Aerospace entered into a separation agreement with Mr. McCaffrey, effective on the date of the spin-off that provided for B/E Aerospace to pay the cash amounts to Mr. McCaffrey that would be due under his then existing employment agreement upon a termination of employment without "Cause" or for "Good Reason" at the time of the spin-off which resulted in cash payments aggregating $4,284,193. Immediately prior to the spin-off, Mr. McCaffrey was awarded restricted stock valued at $958,411 related to B/E Aerospace's 2014 financial performance that normally would have been awarded in 2015. Mr. McCaffrey agreed to forego his contractual right to accelerate the vesting of his outstanding equity awards that would otherwise vest after March 15, 2015 upon a termination of employment, and instead converted 100% of such equity awards into KLX equity awards totaling 215,780 shares which will continue to vest in accordance with their original terms and conditions.

        Retirement Benefits.    All of our NEOs participated in our qualified 401(k) defined contribution plan in 2014. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,400. In addition, we make tax deferred contributions on behalf of each of Messrs. Khoury, McCaffrey and Senft to our 2014 Deferred Compensation Plan (described below) with an aggregate annual value of one times each of their base salaries. In 2014, B/E Aerospace made annual supplemental payments in lieu of retirement plan contributions to Messrs. Khoury and McCaffrey of $5,635,082 and $615,827, respectively, pursuant to their employment agreements with B/E Aerospace. In connection with entering into his employment agreement with the Company in connection with the spin-off from B/E Aerospace, Mr. Khoury agreed to a change in the structure of his compensation arrangements from those in place for him at B/E Aerospace and to forego the right to receive any further annual supplemental payments in lieu of retirement plan contributions from B/E Aerospace, which was a significant concession by Mr. Khoury and served as partial consideration for the one-time initial KLX equity awards described above. When viewing the amount of the initial KLX equity awards described above in the context of the long-term cash cost savings associated with Mr. Khoury agreeing to forego receipt of further annual supplemental payments in lieu of retirement plan contributions, the Company believes that the one-time initial equity award values are appropriate and properly incentivize Mr. Khoury's ongoing performance while also aligning stockholder interests by linking the majority of Mr. Khoury's compensation to the performance of KLX stock.

        Nonqualified Deferred Compensation Plan.    The Company adopted its 2014 Deferred Compensation Plan in 2014. The 2014 Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer salary and bonus. Each of our NEOs was eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant's deferrals under the 2014 Deferred Compensation Plan up to a maximum of 7.5% of the participant's total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change in control of the Company or (v) meeting the requirements of a disability. During 2014, B/E Aerospace made matching contributions to the BE Aerospace, Inc. 2010 Deferred Compensation Plan for NEOs (other than Messrs. Khoury, McCaffrey and Senft), in an aggregate amount of $64,754. Messrs. Khoury, McCaffrey and Senft are not eligible for matching contributions due to the retirement benefits described above. Details regarding 2014 contributions to the B/E Aerospace plan are set forth under the caption "Fiscal 2014 Deferred Compensation Table" on page 37 of this Proxy Statement.

        Our 2014 Deferred Compensation Plan also permits the deferral of equity-based awards.

        Other Compensation.    In 2014, our NEOs were eligible to participate in all benefit programs that are generally available to all our employees. In addition, in order to provide a comparative compensation package, we provide our NEOs with the following:

  •
  Under the Medical Care Reimbursement Plan for Executives, we generally reimburse each of our NEOs for medical care expenses that are not otherwise reimbursed by any plan or arrangement up to a maximum benefit of 10% of their base salary per year.

  •
  We reimburse each of our NEOs for reasonable costs of financial and estate planning.

  •
  We provided each of our NEOs with a monthly automobile allowance, as described below under the heading "Employment, Severance and Change of Control Agreements."

  •
  Under our travel policy, we provided use of a Company-owned aircraft to our CEO and limited use to other executives to ensure their personal security. As set forth in the "All Other Compensation" column of the Director Compensation Table above and the Summary Compensation Table below, these executives are taxed on the incremental cost relating to their personal use of the aircraft.

        To the extent applicable, these amounts are included in the Summary Compensation Table as part of the "All Other Compensation" column.

2014 Actual Pay versus 2015 Target Pay

        In light of the new employment agreements that we entered into with our NEOs, and the significant changes to the components of the annual compensation payable to our NEOs from those paid historically, the Company believes it is important to an understanding of its approach to compensation going forward to provide information comparing our NEOs' actual 2014 compensation at B/E Aerospace with our NEOs' targeted 2015 compensation at KLX (exclusive of one-time initial equity awarded described on page 26). The information contained in the following charts is designed not only to provide an understanding of overall 2014 compensation of our NEOs, but also to reflect the Company's pay for performance orientation, the increased focus on long-term equity compensation and the overall alignment of compensation generally with our stockholders' interests.

2014 Actual Compensation

NEO	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Long-Term Incentive Plan Compensation ($)		All Other Compensation ($)		Total Compensation ($)
Amin J. Khoury	$1,353,870	$2,401,863	5,857,201		$6,031,072		$15,644,006
Thomas P. McCaffrey(1)	638,925	958,387	2,858,861	(1)	4,939,286	(1)	9,395,458
Michael F. Senft	99,969	75,000	—		24,995		199,964
John A. Cuomo	348,247	210,000	668,030		23,600		1,249,877
Roger M. Franks	281,368	175,000	229,986		37,851		724,205

2015 Targeted Compensation

NEO	Salary ($)	Non-Equity Incentive Plan Compensation ($)	Long-Term Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total Compensation ($)
Amin J. Khoury	$1,000,000	$1,750,000	$3,250,000	$1,000,000	$7,000,000
Thomas P. McCaffrey	639,000	958,500	2,076,750	649,400	4,323,650
Michael F. Senft	400,000	300,000	700,000	410,400	1,810,400
John A. Cuomo	360,081	270,061	540,122	57,661	1,227,924
Roger M. Franks	335,000	251,250	502,500	54,369	1,143,119

(1)
Pursuant to Mr. McCaffrey's separation agreement with B/E Aerospace, B/E Aerospace made cash payments aggregating $4,284,193 within 30 days of the spin-off date, and awarded Mr. McCaffrey $958,411 of KLX restricted stock. This award converted into KLX restricted stock, which will vest according to its original terms.

(2)
Excludes personal use of aircraft, estate planning, automobile allowance and executive medical reimbursement, as such amounts are not estimable, as well as the one-time initial equity grants made to Messrs. Khoury, McCaffrey and Senft pursuant to their employment agreements consisting of

  (i) options with grant date fair values of $7.50 million, $3.75 million and $0.38 million, respectively, and (ii) restricted stock units with grant date fair values of $7.50 million, $3.75 million and $0.38 million based on the Company's share price of $39.08 as of January 15, 2015, respectively. These awards will vest over three years. Seventy-five percent of the restricted stock units are subject to time-based vesting, and the remaining 25% will vest upon the achievement of performance criteria. These one-time initial equity awards represented partial consideration for the executives entering into the new employment agreements with the Company to take effect following the spin-off from B/E Aerospace as well as, in the case of Mr. Khoury, for agreeing to forego receipt of any future supplemental payments in lieu of retirement plan contributions.

External Benchmarking

        Going Forward—Benchmarking Objectives.    We believe our executives should possess above-average competencies, skills and prior experience and display above-average leadership skills as they discharge their responsibilities. We will benchmark targeted pay levels for essentially every position throughout our organization. Our objective is to establish total targeted compensation (defined as base salary, targeted annual cash incentive, long-term incentives, and, where applicable, payments in lieu of retirement benefits) for our NEOs near the 75th percentile of our peer group. We believe the weighting of each component of our compensation program is appropriate given the historically cyclical nature of our industry, which has resulted and may result in several-year periods during which substantially lower cash incentives are awarded.

        B/E Aerospace Benchmarking Process.    In 2014, the B/E Aerospace Compensation Committee retained Mercer, an independent compensation consultant, to assist in the design and implementation of B/E Aerospace's executive compensation program, including the review of market surveys and peer group comparisons. Compensation and other financial data for B/E Aerospace's peer group are compiled from publicly available information as well as from Mercer's proprietary database for similarly-sized industrial companies. Because the information is based on publicly available data, the comparisons are always against the data for the immediately preceding year (i.e., the 2014 study was based on data included in the 2013 annual reports and 2013 proxy statements of B/E Aerospace's peer group).

        B/E Aerospace believed market data provides a reference and framework for decisions about the base salary, targeted annual cash incentives and the appropriate level of long-term incentives to be provided to each of B/E Aerospace's NEOs. However, due to variability and the inexact science of matching and pricing executive jobs, B/E Aerospace believed that market data should be interpreted within the context of other important factors and should not solely be used to dictate a specific pay level for an executive. As a result, in setting the target pay level of B/E Aerospace's NEOs, market data was reviewed along with a variety of other factors, including individual performance, competencies, skills, future potential, prior experience, scope of responsibility and accountability within the organization.

        In 2014, Mercer reviewed both the individual components and aggregate composition of B/E Aerospace's compensation packages for B/E Aerospace's NEOs, focusing on several components of pay, including:

  •
  base salary;

  •
  actual and targeted cash incentives;

  •
  total cash compensation (i.e., base salary plus cash incentives);

  •
  actual and targeted long-term incentives;

  •
  total direct compensation (i.e., total cash plus long-term incentives); and

  •
  total direct compensation plus payments in lieu of retirement benefits, to the extent applicable.

        Based on this review, Mercer advised the B/E Aerospace Compensation Committee that, for B/E Aerospace's NEOs:

  •
  the targeted total cash compensation (including base salary and targeted annual cash incentives) was slightly above the 75th percentile of B/E Aerospace's peer group;

  •
  the targeted total direct compensation (including base salary, annual cash and long-term incentives) approximated the median of B/E Aerospace's peer group;

  •
  the total actual cash compensation approximated the 75th percentile of B/E Aerospace's peer group; and

  •
  the total actual direct compensation (including base salary, annual cash and long-term incentives) was between the median and the 75th percentile of B/E Aerospace's peer group.

        Compensation Peer Group.    The compensation peer group B/E Aerospace used in 2014 was comprised of the following 16 companies in the aerospace and defense industries:

  •
  AAR Corp.
  •
  Huntington Ingalls Industries, Inc.
  •
  Pentair Ltd.
  •
  Precision Castparts Corporation
  •
  Rockwell Collins, Inc.
  •
  Spirit Aerosystems Holdings
  •
  Terex Corp.
  •
  Transdigm Group, Inc.
  •
  Teledyne Technologies, Inc.
  •
  Wesco Aircraft Holdings, Inc.
  •
  Alliant Techsystems
  •
  Crane Co.
  •
  Curtiss-Wright Corp.
  •
  Esterline Technologies Corporation
  •
  Harris Corporation
  •
  Hexcel Corporation

        In consultation with Mercer, the B/E Aerospace Compensation Committee selected these companies for the peer group on the basis that (i) as compared to B/E Aerospace, they were within a reasonable range for revenue size and equity market capitalization; (ii) they had executive positions comparable to those at B/E Aerospace that required a similar set of management skills and experience; and (iii) they were representative of organizations that compete with B/E Aerospace for business and executive talent. The median 2013 revenues of the peer group were approximately $3.6 billion; the revenues of B/E Aerospace for the year ended December 31, 2013 were approximately $3.5 billion. Going forward, our Compensation Committee, together with Pearl Meyer & Partners, will establish and review our peer group each year.

Stock Ownership/Prohibited Transactions in Company Securities

        In April 2015, our Board established stock ownership guidelines for our named executive officers and non-employee directors. Under these guidelines, our NEOs and members of the Board are required to own shares of the Company's common stock with a market value of at least a multiple of the base salary or annual cash retainer, as applicable, within a reasonable period from their election to the Board or appointment as an executive officer, as determined by the Board. The guidelines are five times base salary for the CEO and three times base salary for all other NEOs and three times the annual cash retainers for the members of our Board. Progress toward meeting the guidelines will be reviewed by the Compensation Committee annually.

        The Compensation Committee considers all shares held by a director or a NEO toward the meeting of the ownership guidelines, including shares owned outright (including family trusts and those held by a spouse), restricted shares subject to time-based vesting, shares or share equivalents held in any deferred compensation plan and shares in our employee stock purchase plan. Unexercised stock options and unearned performance shares are not included toward meeting the ownership guidelines. We have effectively implemented a one year holding period for each performance award by requiring those shares to vest in the fourth year after grant based on the preceding three years' actual return on equity.

        Our Board also established a policy that prohibits our directors and executive officers from engaging in short sales of Company securities. Our officers and directors are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to Company securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, unless our General Counsel, Vice President—Law and Human Resources provides pre-clearance after the director or executive officer clearly demonstrates the financial capability to repay the loan without resort to the pledged securities.

Compensation Risks

        In early 2015, management and the Compensation Committee assessed the Company's compensation policies and practices and determined that its policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion we primarily considered the following factors:

  •
  Executive officers receive a mix of base salary, cash-incentive awards and long-term equity-based awards as compensation, and the cash incentives plus performance-based incentives paid to our executive officers in 2014 ranged from approximately 28%—58% of total direct compensation while base salary and long-term equity-based awards accounted for approximately 42%—72% of total direct compensation. We do not believe the amount of cash-incentives paid to our executive officers would incentivize management to take excessive risks for short-term gains.

  •
  Equity-based awards are designed to align the long-term interests of executive officers and stockholders. The performance portion of our long-term equity-based awards vests based on an average return on our equity over a three-year period and the time-based portion of the long-term equity-based awards vests over a three-year period. Due to these vesting periods, we do not believe that our equity-based awards incentivize executive officers to take excessive risks for short-term gains.

  •
  To align the long-term interest of our executives and our stockholders, we adopted an anti-hedging policy which provides that no insider, including NEOs and members of our Board, may engage in short sales of KLX Inc. securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options on KLX Inc. securities by officers and directors is prohibited.

  •
  With the assistance of an independent compensation consultant, the Compensation Committee will review and approve the targeted annual compensation opportunity and type of compensation available for each executive officer.

  •
  As part of this review, the Compensation Committee will compare the targeted and actual total compensation of each executive officer with their counterparts within the Company's peer group.

  •
  On an annual basis, our executive officers provide a certification that they have complied with our Code of Business Conduct. In addition, the Company regularly reviews its code of conduct and our other corporate policies with all employees.

  •
  We do not have employees who are compensated based on taking significant risks with the Company's capital.

Compensation Recoupment Policy

        In the event of a material restatement of the Company's financial results, the Board will review the facts and circumstances that led to the requirement for the restatement and may take such actions, if any, as it deems necessary or appropriate in its discretion. The Board will consider whether any executive officer received cash incentive compensation based on the original financial statements because it appeared he or she had achieved financial performance targets which in fact were not achieved based on the restatement. The Board also will consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

        The actions, if any, that the Board may in its discretion elect to take against a particular executive officer, depending on all the facts and circumstances as determined during their review, could include (i) the recoupment of all or part of any bonus or other cash incentive compensation paid to the executive officer that was based upon the achievement of financial results that were subsequently restated and/or (ii) the pursuit of other available remedies.

Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year to certain executives. Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. To the extent it determines to be reasonably practicable and consistent with the Company's other compensation objectives, the Company will provide our NEOs with compensation programs that will preserve tax deductibility. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses, so the Compensation Committee reserves the right to pay compensation that is not deductible under Section 162(m).

        To the extent that any compensation paid to our NEOs constitutes a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Compensation Committee intends to cause the award to comply with the requirements of Section 409A and to avoid the imposition of penalty taxes and interest upon the participant receiving the award.

        The Compensation Committee also takes accounting considerations, including the impact of FASB ASC 718, Compensation—Stock Compensation, into account in structuring compensation programs and determining the form and amount of compensation awarded.

Report of the Compensation Committee on Executive Compensation

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2014 with management. Based on the review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
Compensation Committee
John T. Collins Stephen M. Ward, Jr. John T. Whates

Summary Compensation Table

        The following table sets forth information concerning the total compensation paid to each of our NEOs in 2014 and 2013:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation ($)(2)	Long-Term Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total Compensation ($)
(a)	(b)	(c)	(g)	(e)	(i)		(j)
Amin J. Khoury	2014	$1,353,870	$2,401,863	$5,857,201	$6,031,072	(3)	$15,644,006
Chairman of the Board of Directors and Chief Executive Officer	2013	1,287,554	2,265,909	4,084,049	6,662,273	(3)	14,299,785
Thomas P. McCaffrey	2014	638,925	958,387	2,858,861	4,939,286	(4)	9,395,459
President and Chief Operating Officer	2013	600,440	921,526	1,173,444	590,707	(4)	3,286,117
Michael F. Senft	2014	99,969	75,000	—	24,995	(5)	199,964
Vice President—Chief Financial Officer and Treasurer	2013	—	—	—	215,167	(5)	215,167
John A. Cuomo	2014	348,247	210,000	668,030	23,600	(6)	1,249,877
Vice President and General Manager, Aerospace Solutions Group	2013	331,102	101,431	439,411	23,400	(6)	895,344
Roger M. Franks	2014	281,368	175,000	229,986	37,851	(7)	724,205
General Counsel, Vice President—Law and Human Resources, Secretary	2013	263,847	167,000	309,986	36,337	(7)	777,170

(1)
The amounts reported in the "Long-Term Incentive Plan Compensation" column represent the aggregate full grant date fair value of the restricted stock awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 12 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2015. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards represents 25% of each stock award. Whether, and to what extent, a NEO realizes value with respect to restricted stock awards will depend on our actual operating performance, stock price fluctuations and the NEO's continued employment.

(2)
All annual cash bonuses paid to our NEOs under the MIP are reflected in the "Non-Equity Incentive Plan Compensation" column of this table. The amounts shown represent the annual cash incentive payments received by our NEOs under the MIP. These cash awards were earned in 2014 and 2013 and were paid on March 3, 2015 and February 21, 2014, respectively. The B/E Aerospace MIP is described in detail above in our "Compensation Discussion and Analysis."

(3)
With respect to Mr. Khoury, the amount reported for 2014 and 2013 as "All Other Compensation" includes $5,635,082 and $6,165,918, respectively, for B/E Aerospace's annual payments in lieu of retirement benefits; $228,800 and $344,600, respectively, representing the aggregate incremental cost to B/E Aerospace for his personal use of the B/E Aerospace aircraft; $113,037 and $97,429, respectively, for estate planning; $10,400 and $10,200, respectively, for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan; $6,499 and

  $9,246, respectively, representing payments under B/E Aerospace's executive medical plan; and $37,254 and $34,880, respectively, relating to an automobile and insurance provided by B/E Aerospace. The aggregate incremental cost for the use of B/E Aerospace aircraft for personal travel is calculated by multiplying the hourly variable-cost rate for the aircraft by the hours used. The hourly variable cost rate includes costs such as fuel, oil, parking/landing fees, crew expenses and catering.

(4)
With respect to Mr. McCaffrey, immediately prior to the spin-off, B/E Aerospace awarded restricted stock valued at $958,411 related to B/E Aerospace's 2014 financial performance that normally would have been awarded in 2015. This award was converted into KLX restricted stock and will vest according to their original terms. In addition, the amount reported for 2014 and 2013 as "All Other Compensation" includes $615,827 and $549,680, respectively, for B/E Aerospace annual payments in lieu of retirement benefits; $4,284,193 related to B/E Aerospace's separation agreement with Mr. McCaffrey (in 2014); $10,400 and $10,200, respectively, for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan; $14,347 and $3,438, respectively, representing payments under B/E Aerospace's executive medical plan; and an additional amount relating to an automobile allowance and estate planning.

(5)
With respect to Mr. Senft, the amount reported for 2014 as "All Other Compensation includes amounts related to moving and other relocation expenses. As compensation for his service to B/E Aerospace as a non-employee director, Mr. Senft received $125,000 in cash and stock awards with a grant date fair market value of $90,167 in 2013.

(6)
With respect to Mr. Cuomo, the amount reported for 2014 and 2013 as "All Other Compensation" includes $10,400 and $10,200, respectively, for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan and $13,200 for each period relating to an automobile allowance.

(7)
With respect to Mr. Franks, the amount reported for 2014 and 2013 as "All Other Compensation" includes $10,400 and $10,200, respectively, for B/E Aerospace contributions to the B/E Aerospace 401(k) Plan; $26,943 and $26,137, respectively, representing payments under B/E Aerospace's executive medical plan; and an additional amount for 2014 relating to an automobile allowance.

Grants of Plan-Based Awards During 2014

        The following table sets forth information concerning incentive awards made by B/E Aerospace to our NEOs in 2014. Awards consisted of restricted stock and cash incentive awards under B/E Aerospace's MIP as described in detail in our "Compensation Discussion and Analysis."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)(4)		Grant Date Fair Value of Stock and Options Awards ($)(5)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)		(l)
Amin J. Khoury	11/15/2014	—	—	—	78,172		4,329,009
	2/12/2014	—	—	—	26,223		1,528,192
	1/1/2014	—	2,401,863	2,401,863	—		—
Thomas P. McCaffrey	12/15/2014	—	—	—	23,499	(6)	958,411
	11/15/2014	—	—	—	28,971		1,220,421
	2/12/2014	—	—	—	15,340		680,027
	1/1/2014	—	958,387	958,387	—		—
Michael F. Senft	1/1/2014	—	75,000	75,000	—		—
John A. Cuomo	11/15/2014	—	—	—	11,113		468,164
	2/12/2014	—	—	—	2,256		100,030
	1/1/2014	—	210,000	210,000	—		—
Roger M. Franks	11/15/2014	—	—	—	—		—
	2/12/2014	—	—	—	2,593		114,986
	1/1/2014	—	175,000	175,000	—		—

(1)
The amounts shown represent the range of annual cash incentive opportunities for each NEO under B/E Aerospace's 2014 MIP.

(2)
Since the amount of Non-Equity Incentive Plan awards is determined on the basis of an NEO's contributions to the success of a segment or B/E Aerospace, as applicable, no specific threshold can be determined.

(3)
The number of shares of restricted stock granted is generally equal to the dollar value approved by the B/E Aerospace Compensation Committee divided by the closing price of B/E Aerospace's common stock on the date of grant and then converted into KLX stock using the conversion ratio. All grants of restricted stock were made pursuant to B/E Aerospace's LTIP and have been either issued or converted into KLX stock on December 16, 2014 at a ratio of 1.8139, with the exception of Mr. Khoury's February 12, 2014 and November 15, 2014 grants.

(4)
The amounts shown represent the aggregate grant date fair value of the long-term incentive awards calculated in accordance with FASB ASC 718 (without any reduction for risk of forfeiture). For more information about our adoption of FASB ASC 718 and how we value stock-based awards (including assumptions made in such valuation), refer to Note 12 to our audited financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2015. For the performance-based restricted stock awards, the grant date value is based upon the probable outcome of the performance metrics. If the highest level of payout were achieved, the value of the award as of the grant date for restricted stock awards, represent 25% of each stock award.

(5)
75% of the annual award is subject to time-based vesting and 25% of the annual award is subject to performance-based vesting. The time-based portion of this award vests ratably over three years provided the executive is employed or, as to Mr. Khoury, is providing consulting services to B/E Aerospace on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest; (iii) if the Company achieves between 80% and 85% of the target, a portion of the performance-based component of the award will vest as determined on the basis of linear interpolation; and (iv) if the Company achieves less than 80% of target, no portion of the award will vest.

(6)
Immediately prior to the spin-off, B/E Aerospace awarded restricted stock to Mr. McCaffrey valued at $958,411 related to B/E Aerospace's 2014 financial performance that normally would have been awarded in 2015. This award was then converted into shares of KLX restricted stock using the conversion ratio and it will continue vest according to its original terms.

2014 Outstanding Equity Awards at Fiscal Year-End

        The following table provides information concerning outstanding equity awards held by each NEO as of December 31, 2014, which includes unvested shares of B/E Aerospace restricted stock as converted to KLX shares in connection with the spin-off. Mr. Khoury's unvested B/E restricted stock was not converted to KLX shares due to his continued employment at B/E Aerospace as Executive Chairman of its Board of Directors. No outstanding stock options were held by our NEOs as of December 31, 2014.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
(a)	(b)	(g)		(h)
Amin J. Khoury	—	—	(3)	—	(3)
Thomas P. McCaffrey	12/15/2014	23,499		969,334
	11/15/2014	28,971		1,195,054
	2/12/2014	8,457	*	348,851
	12/15/2013	18,699		771,334
	12/17/2012	20,513		846,161
	12/15/2011	12,965		534,806
Michael F. Senft	—	—		—
John A. Cuomo	11/15/2014	11,113		458,411
	2/12/2014	2,256	*	93,060
	11/15/2013	5,472		225,720
	11/15/2012	6,900		284,625
	11/15/2011	3,509		144,746
Roger M. Franks	2/12/2014	2,593	*	106,961
	11/15/2013	3,156	*	130,185
	11/15/2012	3,395	*	140,044
	11/15/2011	1,193	*	49,211

*
Time-based vested award over four years.

(1)
Unless otherwise indicated, 75% of the 2012, 2013 and 2014 annual restricted stock awards are subject to time-based vesting and 25% of the 2012, 2013 and 2014 annual restricted stock awards are subject to performance-based vesting. The time-based award vests ratably over three years provided the executive is employed or, as to Mr. Khoury, is providing consulting services to B/E Aerospace on the applicable vesting date. The vesting of the performance-based award is subject to the Company achieving the annual returns on equity targets established by the Compensation Committee, and vests four years from the date of grant, subject to the following conditions: (i) if the Company achieves 90% or more of the target, 100% of the total performance-based award will vest; (ii) if the Company achieves between 85% and 90% of the three-year average target, 50% of the performance-based award will vest; and (iii) if the Company achieves less than 80% of target no portion of the award will vest. Shares awarded by the B/E Aerospace Compensation Committee under the MIP vest ratably over a four-year period. The restricted stock awards and stock options issued in 2015 as part of the Initial Equity Grant for Messrs. Khoury, McCaffrey and Senft are excluded from the table.

(2)
The market value of unvested shares is based on KLX's closing share price of $41.25, which was the closing price of KLX's common stock as quoted on the NASDAQ Global Select Market on December 31, 2014.

(3)
As of December 31, 2014, Mr. Khoury had 242,485 shares of unvested B/E Aerospace restricted stock, worth $14,069,037, which, if converted into shares of KLX restricted stock would equal 439,844 shares.

Option Exercises and Stock Vested During 2014

        The following table provides information concerning vesting of common stock awards held by each NEO during 2014. No outstanding stock options were held by our named executive officers in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
(a)	(d)(#)(1)	(e)($)(2)
Amin J. Khoury	87,535	$5,991,172
Thomas P. McCaffrey	25,133	1,862,370
John A. Cuomo	6,464	493,914
Roger M. Franks	5,788	458,000

(1)
Represents the shares of restricted stock that vested during 2014.

(2)
Represents the number of shares of restricted stock that vested during 2014 multiplied by the closing price of B/E Aerospace common stock, as reported on the NASDAQ Global Select Market on the applicable vesting date.

Fiscal 2014 Deferred Compensation Table

        The KLX Inc. 2014 Deferred Compensation Plan is a nonqualified deferred compensation plan pursuant to which certain senior executives of the Company (as selected by the Compensation Committee) are eligible to defer a portion of their base salary and cash bonus. The plan permits the deferral of equity-based awards.

        A deferral election must be made prior to the beginning of the calendar year in which deferral occurs. Each of our NEOs is eligible to participate in the plan. We may make a matching contribution equal to 100% of the participant's deferrals under the 2014 Deferred Compensation Plan up to a maximum of 7.5% of the participant's total base salary and annual cash bonus. Matching contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the contribution is made. In addition, an executive will fully vest in all matching contributions upon (i) meeting the requirements of a retirement, (ii) a termination of employment by the Company without cause, (iii) death, (iv) a change of control of the Company or (v) meeting the requirements of a disability. Messrs. Khoury,

McCaffrey and Senft are not eligible for matching contributions due to the retirement benefits they receive as described above in the "Compensation Discussion and Analysis".

        The 2014 Deferred Compensation Plan is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant's deferrals, together with Company matching contributions, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. The funds are the same as are available under our 401(k) plan applicable to all employees generally. Participants may change investment elections on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to termination of employment.

        During 2014, we made matching contributions for Messrs. Cuomo and Franks totaling $64,754.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2014 ($)(1)	Registrant Contributions in 2014 ($)(2)	Aggregate Earnings in 2014 ($)	Aggregate Balance at 12/31/14 ($)(3)
Thomas P. McCaffrey	1,013,337	—	119,029	2,746,419
John A. Cuomo	390,997	74,306	81,082	1,713,009
Roger M. Franks	70,000	66,541	9,222	218,900

(1)
All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances are not included in the Summary Compensation Table.

(2)
Mr. McCaffrey's contributions were transferred to our 2014 Deferred Compensation Plan effective December 16, 2014.

(3)
Includes current and prior year contributions and earnings.

        In addition to the 2014 Deferred Compensation Plan, all of our employees, including our NEOs, participate in our qualified 401(k) defined contribution plan. Pursuant to this plan, we match 100% of the first 3% and 50% of the next 2% of employee contributions up to $10,400.

2014 Long-Term Incentive Plan

        In connection with becoming a stand-alone publicly traded company, we adopted our Long-Term Incentive Plan in 2014 to promote the long-term success of the Company by providing eligible individuals with opportunities to obtain a proprietary interest in the Company through the grant of equity-based awards. These awards will provide participants with incentives to contribute to the Company's long-term growth and profitability. The plan will also assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company. For a more detailed summary of the principal provisions of the plan, please see Proposal No. 4 of this Proxy Statement.

Employment, Severance and Change of Control Agreements

        We have entered into employment agreements with each of our NEOs as described below.

        Amin J. Khoury.    Mr. Khoury is party to an employment agreement with us entered into on September 15, 2014 (effective as of the spin-off date) and amended and restated as of February 27, 2015, pursuant to which he serves as our Chairman and Chief Executive Officer. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

        The agreement provides that Mr. Khoury will receive a specified base salary, currently $1,000,000 per year, subject to increases as determined from time to time by our Board or our Compensation Committee. He is also eligible to receive an annual discretionary incentive bonus of not less than 175% of his base salary and an annual equity grant with a grant date value of no less than 325% of his base salary. Additionally, we make tax deferred contributions to our 2014 Deferred Compensation Plan with an aggregate annual value of one times Mr. Khoury's base salary. Mr. Khoury is also eligible to participate in all benefit plans generally available to our executives and in all benefits pursuant to our travel policy.

General Provisions

        In lieu of retirement benefits, we make tax deferred contributions on behalf of Mr. Khoury to our 2014 Deferred Compensation Plan with an aggregate annual value of one times his base salary.

        In the event of a dispute between us and Mr. Khoury with respect to any breach by Mr. Khoury of his employment agreement, the prevailing party will be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the dispute.

        During the term of his employment agreement with us and for a period of two years thereafter, Mr. Khoury is subject to noncompetition and nonsolicitation obligations. In addition, Mr. Khoury is subject to a perpetual confidentiality covenant.

Initial Equity Grant

        Pursuant to our employment agreement with Mr. Khoury, we made a one-time initial equity grant to him with the grant consisting of (i) options with a grant date fair value of $7.5 million and (ii) restricted stock units with a grant date fair value of $7.5 million, based on the Company's share price as of January 15, 2015 of $39.08. These awards will vest over three years. Seventy-five percent of the restricted stock units will be subject to time-based vesting, and the remaining 25% will vest upon the achievement of performance criteria.

Specific Termination and Change of Control Provisions

        In addition to the benefits described above, Mr. Khoury will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

        If we terminate Mr. Khoury for any reason, upon Mr. Khoury's death or incapacity, upon a "Change of Control" or if Mr. Khoury resigns for "Good Reason" (as defined in the employment agreement), Mr. Khoury is entitled to (i) any accrued and unpaid salary and benefits through the termination date, (ii) any earned but unpaid bonuses payable to Mr. Khoury for any fiscal periods ending prior to the termination date and (iii) a lump-sum amount equal to the sum of (A) a prorated portion of 175% of Mr. Khoury's then current salary, with the prorated amount to be determined based on the number of days that Mr. Khoury was employed by us in the year during which the termination date occurs, (B) Mr. Khoury's salary for the remainder of the employment term, (C) the retirement contributions that would have been made during the remainder of the employment term and (D) two times Mr. Khoury's target bonus. In addition, any equity awards granted to Mr. Khoury that would not vest on or prior to the termination date will vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, all equity awards will continue to be exercisable until their original stated expiration date.

        If Mr. Khoury's employment terminates for any other reason, he will receive accrued and unpaid salary, benefits and bonuses through the termination date but will not be entitled to severance payments.

        Thomas P. McCaffrey.    Mr. McCaffrey is party to an employment agreement with us entered into on September 15, 2014 (effective as of the spin-off date) and amended and restated as of February 27, 2015, pursuant to which he serves as our President and Chief Operating Officer, or COO. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice. Mr. McCaffrey's employment agreement provides that Mr. McCaffrey will receive a specified base salary, currently $639,000 per year, which may be increased in the discretion of our Board or Compensation Committee. Mr. McCaffrey will have an annual target bonus of no less than 150% of his base salary. He will also receive an annual equity grant with a grant date value of no less than 325% of his base salary. Additionally, we make tax deferred contributions to our 2014 Deferred Compensation Plan with an aggregate annual value of one times Mr. McCaffrey's base salary. While employed by us, Mr. McCaffrey will be eligible to participate in all benefit plans generally available to our executives and to receive an automobile allowance of $1,100 per month.

General Provisions

        In lieu of retirement benefits, we make tax deferred contributions on behalf of Mr. McCaffrey to our 2014 Deferred Compensation Plan with an aggregate annual value of one times his base salary.

        In the event of a dispute between us and Mr. McCaffrey with respect to any breach by Mr. McCaffrey of his employment agreement, the prevailing party will be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the dispute.

Initial Equity Grant

        Pursuant to our employment agreement with Mr. McCaffrey, we made a one-time initial equity grant to him, with the grant consisting of (i) options with a grant date fair value of $3.75 million and (ii) restricted stock units with a grant date fair value of $3.75 million, based on the Company's share price as of January 15, 2015 of $39.08. These awards will vest over three years. Seventy-five percent of the restricted stock units will be subject to time-based vesting, and the remaining 25% will vest upon the achievement of performance criteria.

Specific Termination and Change of Control Provisions

        In addition to the benefits described above, Mr. McCaffrey will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

        Upon Mr. McCaffrey's death, incapacity, termination by us without "Cause," resignation for "Good Reason" or upon a "Change of Control" (as defined in the employment agreement), Mr. McCaffrey will be entitled to (i) a lump-sum amount equal to the sum of (A) a prorated portion of 150% of Mr. McCaffrey's then current salary, with the prorated amount to be determined based on the number of days that Mr. McCaffrey was employed by us in the year during which the termination date occurs, (B) Mr. McCaffrey' salary for the remainder of the employment term, (C) the retirement contributions that would have been made during the remainder of the employment term, and (D) two times Mr. McCaffrey's target bonus and (ii) a lump-sum amount equal to (A) any accrued and unpaid salary, automobile allowance, vacation time and benefits through the termination date and (B) any earned but unpaid bonuses payable to Mr. McCaffrey for any fiscal periods ending prior to the termination date. In addition, any equity awards granted to Mr. McCaffrey that would not vest on or prior to the termination date will vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such equity awards will continue to be exercisable until their original stated expiration date.

        If Mr. McCaffrey's employment terminates for any other reason, he will not be entitled to severance payments.

        Michael F. Senft.    Mr. Senft is party to an employment agreement with us dated September 30, 2014, (effective as of the spin-off date) and amended and restated as of February 27, 2015, pursuant to which he serves as Vice President—Chief Financial Officer, or CFO, and Treasurer. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

        Mr. Senft's employment agreement provides that Mr. Senft will receive a specified base salary, currently $400,000 per year, which may be increased in the discretion of our Board or the Compensation Committee. Mr. Senft will have an annual target bonus of no less than 75% of his base salary. He will also receive an annual equity grant with a targeted grant date value of no less than 175% of his base salary. Additionally, we make tax deferred contributions to our 2014 Deferred Compensation Plan with an aggregate annual value of one times Mr. Senft's base salary. While employed by us, Mr. Senft will be eligible to participate in all benefit plans generally available to our executives, and to receive an automobile allowance of $1,100 per month.

General Provisions

        Beginning 90 days after the effective date of Mr. Senft's employment agreement, we make tax deferred contributions on behalf of Mr. Senft to our 2014 Deferred Compensation Plan with an aggregate annual value of one times his base salary.

        Mr. Senft is also party to a proprietary rights agreement with us, pursuant to which he is subject to a perpetual confidentiality covenant. He is also subject to a noncompetition covenant during the term of his employment agreement, and a nonsolicitation covenant during the term of his employment agreement and for two years thereafter.

        In the event of a dispute between us and Mr. Senft with respect to any breach by Mr. Senft of his employment agreement, the prevailing party will be entitled to recover from the non-prevailing party all reasonable costs incurred in connection with the dispute.

Initial Equity Grant

        Pursuant to our employment agreement with Mr. Senft, we made a one-time initial equity grant to him with the grant consisting of (i) options with a grant date fair value of $375,000 and (ii) restricted stock units with a grant date fair value of $375,000, based on the Company's share price as of January 15, 2015 of $39.08. These awards will vest over three years. Seventy-five percent of the restricted stock units will be subject to time-based vesting, and the remaining 25% will vest upon the achievement of performance criteria.

Specific Termination and Change of Control Provisions

        In addition to the benefits described above, Mr. Senft will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

        Upon Mr. Senft's death, incapacity, termination by us without "Cause," resignation for "Good Reason" or upon a "Change of Control" (as defined in the employment agreement), Mr. Senft will be entitled to (i) a lump-sum amount equal to the sum of (A) a prorated portion of 75% of Mr. Senft's then current salary, with the prorated amount to be determined based on the number of days that Mr. Senft was employed by the Company in the year during which the termination date occurs, (B) Mr. Senft's salary for the remainder of the employment term, (C) the retirement contributions (quarterly contributions of 25% of Mr. Senft's salary) that would have been made during the remainder of the employment term and (D) two times Mr. Senft's target bonus and (ii) a lump-sum amount equal to (A) any accrued and unpaid salary, automobile allowance, vacation time and benefits through the termination date and (B) any earned but unpaid bonuses payable to Mr. Senft for any fiscal periods ending prior to the termination date. In addition, any equity awards granted to Mr. Senft that would not vest on or prior to the termination date will vest and be exercisable immediately, and, notwithstanding any termination of employment provisions set forth in the applicable agreement or related plan, such equity awards will continue to be exercisable until their original stated expiration date.

        If Mr. Senft's employment terminates for other reason, he will not be entitled to severance payments.

        John A. Cuomo.    Mr. Cuomo is party to an employment agreement with us since February 26, 2015, and serves as our Vice President and General Manager, Aerospace Solutions Group. The employment agreement has a three-year term, with automatic annual renewals on each anniversary of the effective date unless the option not to renew is exercised by either party not less than 30 days prior to the anniversary date.

        Mr. Cuomo receives an annual salary of $360,081, subject to adjustment from time to time, an annual target bonus up to 75% of his salary, reimbursement of all reasonable business expenses, an automobile allowance of $1,100 per month and will be eligible to participate in all benefits plans made available to employees and executives generally and will be able to participate in our equity incentive plan.

Specific Termination and Change of Control Provisions

        If Mr. Cuomo's employment with us is terminated without "Cause," due to his death or incapacity or if there is a "Change of Control" (as defined in Mr. Cuomo's employment agreement), Mr. Cuomo will be entitled to an amount equal to the sum of (i) a prorated portion of 75% of the Mr. Cuomo's then current salary, with the prorated amount to be determined based on the number of days that Mr. Cuomo was employed by the Company in the year during which the termination date occurs, (ii) Mr. Cuomo's salary for the remainder of the employment term, (iii) the maximum annual contribution under our 2014 Deferred Compensation Plan of 7.5% of Mr. Cuomo's total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the employment period and (iv) two times Mr. Cuomo's target bonus.

        Roger M. Franks.    Mr. Franks is party to an employment agreement, dated October 7, 2014, (effective as of the spin-off date) and amended and restated as of February 27, 2015, pursuant to which he serves as our General Counsel and Vice President—Law and Human Resources. The employment agreement has a three-year term with automatic extension by one year on each anniversary of the effective date of the agreement unless either party gives at least 30 days' written notice.

        Mr. Franks's employment agreement provides that Mr. Franks will receive a specified base salary, currently $335,000 per year, which may be increased in the discretion of our Compensation Committee. Mr. Franks will have an annual target bonus of no less than 75% of his base salary. He will also receive an annual equity grant with a targeted grant date value of 150% of his base salary. While employed by us, Mr. Franks is eligible to participate in all benefit plans generally available to our executives and to receive an automobile allowance of $1,100 per month.

        Mr. Franks is also party to a proprietary rights agreement with us, pursuant to which he is subject to a perpetual confidentiality covenant. He is also subject to a noncompetition covenant during the term of his employment agreement, and a nonsolicitation covenant during the term of his employment agreement and for two years thereafter.

Specific Termination and Change of Control Provisions

        In addition to the compensation and benefits described above, Mr. Franks will be entitled to receive the following benefits and payments upon the occurrence of the following specified events.

        Upon Mr. Franks's death, incapacity, termination by us without "Cause," resignation for "Good Reason" or upon a "Change of Control" (as defined in the employment agreement), Mr. Franks will be entitled to a lump-sum amount equal to the sum of (i) a prorated portion of 75% of Mr. Franks's then current salary, with the prorated amount to be determined based on the number of days that Mr. Franks was employed by us in the year during which the termination date occurs, (ii) Mr. Franks's salary for the remainder of the employment term, (iii) the maximum annual contribution under our 2014 Deferred Compensation Plan of 7.5% of Mr. Franks's total base salary and annual cash bonus (with such maximum amount to be determined in accordance with the terms of the applicable deferred compensation plan) that would have been made during the remainder of the employment period and (iv) two times the Mr. Franks's target bonus.

        If Mr. Franks's employment terminates for any other reason, he will not be entitled to severance payments.

Potential Payments upon a Termination or Change of Control

        The tables that follow summarize the potential compensation that would have been payable to each of our NEOs as a result of a termination of the NEO's employment or a Change of Control. The tables generally assume that the NEO's employment terminated on December 31, 2014 and, if applicable, that the Change of Control occurred on December 31, 2014. In addition, for purposes of the calculations, we assume that the fair market value of our common stock was $41.25, which was the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2014.

        The tables below do not include the value of any vested and non-forfeitable payments or other benefits that the NEOs would have been entitled to receive on December 31, 2014, regardless of whether a termination event occurred on such date (e.g., benefits the executive would have received even if he voluntarily resigned on the assumed date of the Change of Control), including the following:

  •
  Defined Contribution Plans.  Each of the NEO's account balances under the 401(k) plan, including any Company contributions, were fully vested as of December 31, 2014.

  •
  Vested Equity Awards.  Once vested, restricted stock awards are not forfeitable. The number and fair market value of all shares of restricted stock that were vested as of December 31, 2014 are set forth above in the Outstanding Equity Awards at Fiscal Year-End table.

  •
  Life Insurance.  Each of the NEOs is entitled to receive Company paid group term life insurance of one times his base salary. This plan is applicable to all of our employees on a nondiscriminatory basis.

  •
  Deferred Compensation Plan.  Employee deferrals are vested upon contribution, and unless otherwise specified by the Compensation Committee, Company contributions vest in equal installments on January 15th of each of the three years succeeding the year in which the Company contribution is made. In the case of death, disability, termination without Cause and a Change of Control, Company contributions will fully vest.

        The amounts shown in the tables below represent summary estimates of the payments to be made upon each specified termination event as if the event occurred on December 31, 2014, based upon each

NEO's employment agreement in effect as of December 31, 2014, and do not reflect any actual payments to be received by the NEOs:

Amin J. Khoury

Compensation Element	Termination by Executive Without Good Reason	Termination by Company, Death, Incapacity, Change of Control, by Executive With Good Reason
Salary	$—	$2,000,000
Bonus	—	3,500,000

Total Cash Payments	—	5,500,000
Acceleration of Unvested Equity Awards	—	—

TOTAL	$—	$5,500,000

Thomas P. McCaffrey

Compensation Element	Termination for Cause or without Good Reason	Death, Incapacity, Change of Control, Termination without Cause, Termination with Good Reason
Salary	$—	$1,278,000
Bonus	—	1,917,000

Total Cash Payments	—	3,195,000
Acceleration of Unvested Equity Awards	—	4,665,540

TOTAL	$—	$7,860,540

Michael F. Senft

Compensation Element	Termination for Cause or without Good Reason	Death, Incapacity, Change of Control, Termination without Cause, Termination with Good Reason
Salary	$—	$800,000
Bonus	—	600,000

Total Cash Payments	—	1,400,000
Acceleration of Unvested Equity Awards	—	—

TOTAL	$—	$1,400,000

John A. Cuomo

Compensation Element	Termination for Cause or Resignation	Incapacity or Death	Change of Control	Termination Without Cause
Salary	$—	$720,162	$—	$360,081
Bonus	—	—	—	324,073
Benefit Continuation	—	26,400	—	—

Total Cash Payments	—	$746,562	—	684,154
Acceleration of Unvested Equity Awards	—	—	1,206,563	848,863

TOTAL	$—	$746,562	$1,206,563	$1,890,716

Roger M. Franks

Compensation Element	Termination for Cause or without Good Reason	Death	Incapacity	Change of Control, Termination Without Cause, Termination with Good Reason
Salary	$—	$670,000	$670,000	$670,000
Bonus	—	—	—	502,500
Benefit Continuation	—	—	40,415	40,415

Total Cash Payments	—	670,000	710,415	1,212,915
Acceleration of Unvested Equity Awards	—	—	426,401	426,401

TOTAL	$—	$670,000	$1,136,816	$1,639,316

Policy and Procedures for the Review and Approval of Related Person Transactions

        Our Amended and Restated Certificate of Incorporation provides that no contract or transaction between us and one or more of our directors or officers (including entities or other organizations in which one or more of our directors or officers have a financial interest), shall be void or voidable solely for that reason, or because such director or officer is present at, participates in, or whose vote is counted at the meeting where the contract or transaction is authorized, if (i) the material facts of the director's or officer's interest in the contract or transaction are disclosed to or known by the Board and the Board in good faith authorizes the contract or transaction by an affirmative vote of a majority of the disinterested directors (even if less than a quorum), (ii) the material facts of the director's or officer's interest in the contract or transaction are disclosed to or known by the stockholders entitled to vote thereof, and the contract or transaction is specifically approved in good faith by a vote of the stockholders, or (iii) the contract or transaction is fair to our Company at the time that it is authorized, approved or ratified by the Board or the stockholders.

        Furthermore, under our Code of Business Conduct, our Law Department will review all proposed transactions between the Company and a related person (such as an individual related to a Company employee, or his or her family), together with all information concerning the proposed transaction. In determining whether the proposed transaction will be approved, the factors our Law Department may consider include (i) whether the transaction was the product of fair dealing, taking into account the timing, initiation, structure and negotiations of the transaction, and whether the related person's interest was disclosed to us, (ii) the terms of the transaction and whether similar terms would have been obtained from an arm's length transaction with a third party, and (iii) the availability of other sources for comparable products or services.

Certain Relationships and Related Transactions

        We are leasing the real estate for some of our ESG facilities in Texas and Wyoming from a limited liability company controlled by Gary Roberts, Vice President and General Manager of our ESG segment. The aggregate lease payments for all of these leases amount to approximately $0.6 million annually.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of reports furnished to us and, with respect to our directors and officers, written representations that no other reports were required, with respect to the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our directors, officers and greater-than-ten-percent beneficial owners were complied with, with the exception of one Form 4 report for Heather Floyd, which was filed late.

 PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Pursuant to SEC rules, stockholders are being afforded the opportunity through a separate, non-binding advisory vote to recommend whether an advisory vote on executive compensation should occur every year, every two years or every three years.

        After careful consideration of this Proposal, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for KLX Inc., and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

        In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation provides the highest level of communication with our stockholders by allowing our stockholders to provide us with their direct input on our named executive officer compensation, as disclosed in the proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our stockholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

        In the future we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

        Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives the majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF "ONCE EVERY YEAR" AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 PROPOSAL NO. 4

APPROVAL OF THE SECTION 162(m) PERFORMANCE GOALS AND ANNUAL
GRANT LIMITATIONS UNDER THE LONG-TERM INCENTIVE PLAN

        The Company maintains the LTIP for the benefit of eligible directors, officers, employees and certain other service providers of the Company and its subsidiaries. The LTIP is being submitted to the stockholders of the Company for approval of:

  •
  the Section 162(m) performance goals under the LTIP (as described in further detail below in the section captioned "Performance-Based Awards"); and

  •
  the Section 162(m) annual grant limitations applicable to grants of each type of award under the LTIP to individual plan participants (as described in further detail below in the section captioned "Number of Shares of Common Stock Available for Issuance").

        Approval of the foregoing will allow certain incentive awards granted under the LTIP to executive officers of the Company to qualify as exempt performance-based compensation under Section 162(m) of the Internal Revenue Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to the principal executive officer and to certain of the other most highly compensated executive officers of publicly held companies. Section 162(m) of the Internal Revenue Code generally requires such performance goals to be approved by stockholders every five years. The Company previously relied on an exemption under Section 162(m) of the Internal Revenue Code applicable to publicly held companies during a transition period following their initial public offerings. In light of the pending expiration of the applicable transition period for the Company, the Company is putting forth this proposal to stockholders to preserve the availability of the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code for awards to be granted under the LTIP.

        If the requisite stockholder approval of the Section 162(m) performance goals and annual grant limitations is not obtained, the Company may continue to grant awards under the LTIP in accordance with the current terms and conditions of the Plan, but certain awards may not qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code.

Description of the Long-Term Incentive Plan

        The LTIP was adopted in connection with our becoming a stand-alone publicly traded company to promote the long-term success of the Company by providing eligible individuals with opportunities to obtain a proprietary interest in the Company through the grant of equity-based awards. These awards will provide participants with incentives to contribute to the Company's long-term growth and profitability. The LTIP will also assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company. The following is a summary of the principal provisions of the LTIP, but is not intended to be a complete description of all of its terms and provisions. Such description is qualified by reference to the full text of the LTIP, which is appended hereto as Annex A.

        Administration.    The LTIP is administered by the Company's Compensation Committee. The Compensation Committee has the full authority to construe and interpret the LTIP, including the authority to determine who will be granted awards, the terms and conditions of awards and the number of shares subject to an award. To the extent permitted by applicable laws, rules and regulations, the Compensation Committee may delegate its authority under the LTIP to subcommittees or individuals, including the Company's officers, subject to certain exceptions.

        Eligibility.    Awards under the LTIP may be granted to officers, employees, directors, consultants, advisors and independent contractors of the Company or any of its subsidiaries or joint ventures, partnerships or business organizations in which the Company or its subsidiaries have an equity interest.

        Number of Shares of Common Stock Available for Issuance.    The maximum aggregate number of shares of common stock that may be issued under the LTIP is 5,000,000 shares. Shares of common stock covered by awards granted under the LTIP that are canceled or otherwise expire without having been exercised or settled generally will become available for issuance pursuant to a new award. In addition, if an award is settled through the payment of cash or other non-stock consideration, the shares of common stock subject to the award will become available for issuance pursuant to a new award. Shares of common stock issued pursuant to the LTIP may be authorized but unissued shares, issued shares that have been reacquired by the Company and that are being held in treasury, or any combination thereof. All of the shares available for issuance may be issued pursuant to incentive stock options.

        Special Limits on Awards.    The LTIP contains the following limitations with respect to awards granted thereunder:

  •
  The maximum aggregate number of shares of common stock that may be issued pursuant to restricted stock, restricted stock units and other awards payable in shares of common stock is 5,000,000 shares;

  •
  The maximum number of shares of common stock that may be issued pursuant to stock options and stock appreciation rights granted to an eligible individual in any calendar year is 1,100,000;

  •
  The maximum number of shares of common stock that may be issued pursuant to awards (other than options or stock appreciation rights) in any calendar year is 750,000; and

  •
  The maximum dollar value of awards (other than options or stock appreciation rights) that may be granted to any individual in any calendar year is $25,000,000.

Awards Under the LTIP

        Generally.    The LTIP authorizes the following awards: stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock and other forms of equity-based or equity-related awards that the Compensation Committee determines to be consistent with the purposes of the LTIP and the best interests of the Company. The Compensation Committee has the authority to determine the terms and conditions of the awards at the time of grant, including vesting, exercisability, payment and the effect, if any, that a participant's termination of service will have on an award. The Compensation Committee may also determine whether any award is intended to be "performance-based compensation" as that term is used in Section 162(m) of the Internal Revenue Code.

        Stock Options.    Stock options may be either nonqualified stock options or incentive stock options (within the meaning of Section 422 of the Internal Revenue Code). The exercise price of all stock options generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Options will have a term approved by the Compensation Committee which cannot exceed ten years. Subject to the provisions of the related award document, the exercise price of a stock option may be paid (i) in cash; (ii) in shares of common stock already owned by the participant; (iii) in a combination of cash and shares; (iv) through net share settlement; or (v) through a "cashless exercise" procedure authorized by the Compensation Committee.

        Stock Appreciation Rights.    A stock appreciation right generally entitles a participant to receive, upon satisfaction of certain conditions, an amount equal to the excess, if any, of the fair market value on the date of exercise of the number of shares of common stock for which the stock appreciation right is exercised over the exercise price for such stock appreciation right. The exercise price of a stock appreciation right generally may not be less than 100% of the fair market value of a share of common stock on the date of grant. Payments to a participant upon exercise of a stock appreciation right may be made in cash or shares of common stock or a combination of cash and shares. The Compensation Committee may grant stock appreciation rights alone or in tandem with stock options.

        Restricted Stock and Performance Stock.    An award of restricted stock or performance stock generally consists of one or more shares of common stock granted or sold to a participant, subject to the terms and conditions established by the Compensation Committee. Restricted stock and performance stock may, among other things, be subject to restrictions on transferability, vesting requirements, performance targets, as applicable, or other specified circumstances under which it may be canceled.

        Restricted Stock Units ("RSUs") and Performance Stock Units.    An RSU or performance unit generally represents the right of a participant to receive one or more shares of common stock, subject to the terms, conditions, restrictions and performance targets, as applicable, established by the Compensation Committee. The RSUs and performance units will be paid in shares of common stock, cash or a combination of cash and shares, with an aggregate value equal to the fair market value of the shares of common stock at the time of payment.

        Other Equity Awards.    The Compensation Committee has the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that it determines to be consistent with the purposes of the LTIP and the interests of the Company. These awards may provide for cash payments based in whole or in part on the value (or future value) of shares of common stock, for the acquisition (or future acquisitions) of shares of common stock, or for any combination thereof.

        Performance-Based Awards.    The Compensation Committee may determine whether any award is a "performance-based" award for purposes of Section 162(m) of the Internal Revenue Code. Any such award designated to be "performance-based compensation" will be conditioned on the achievement of one or more specified performance goals established by the Compensation Committee at the date of grant. The performance goals will be comprised of specified levels of one or more of the following performance criteria, as the Compensation Committee deems appropriate: net income, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating or gross margin, growth rates, operating income growth, return on assets (including return on tangible assets and cash return on tangible assets), total stockholder return, on-time delivery rates, share price, return on equity, operating earnings, diluted earnings per share or earnings per share growth, or any combination thereof. The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to a subsidiary, operating division or business unit. Performance goals may be measured on an absolute or cumulative basis or on the basis of a percentage of improvement over time. Further, performance goals may be measured in terms of Company performance (or performance of the applicable subsidiary, operating division or business unit), or measured relative to selected peer companies or a market index.

        The applicable performance goals will be established by the Compensation Committee within 90 days following the commencement of the applicable performance period (or such earlier or later date as permitted or required by Section 162(m)). Each participant will be assigned a target number of shares or cash value payable if the target performance goals are achieved. The Compensation Committee will certify the attainment of the performance goals as of the end of the applicable performance period. The Compensation Committee may determine, at the time of the award grant, that if performance exceeds a participant's target, the award may be settled with a payment greater than the target award, but in no event may such payment exceed the special limits specified above. The Compensation Committee will retain the right to reduce any award notwithstanding the attainment of the performance targets.

        Change in Control.    Upon a change in control of the Company (as defined in the LTIP), the Board or the Compensation Committee may (i) provide for the automatic vesting and immediate exercisability of all outstanding awards; (ii) provide for the assumption of, or substitution for, the outstanding awards by the surviving corporation resulting from the change in control; (iii) permit or require participants to surrender outstanding options in exchange for a cash payment equal to the difference between the highest price paid in the change in control and the exercise price; or (iv) make such other adjustments to the outstanding awards as the Board the Compensation Committee deems appropriate to reflect such change in control.

        Substitute Awards.    The Company may assume or substitute awards for outstanding employee equity awards of a company it acquires or with which it combines. Shares underlying substitute awards will not be counted against the number of shares remaining available for issuance under the LTIP.

        Deferrals.    Subject to applicable laws, the Compensation Committee may, in its sole discretion, permit participants to defer payment or settlement of an award to a date selected by the participant.

        Repricing of Options and Stock Appreciation Rights.    The LTIP prohibits the direct or indirect repricing of options and stock appreciation rights, without stockholder approval.

        Adjustment; Changes in Capitalization.    In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, liquidation, merger or other corporate event affecting the common stock, the aggregate number of shares of common stock available for issuance under the LTIP, the various limits, and the number of shares subject to, and the exercise price of, outstanding awards may be proportionately adjusted by the Compensation Committee.

        Transferability.    Awards granted under the LTIP are not transferable except by will, the laws of descent and distribution or pursuant to a domestic relations order; however, the Compensation Committee may, subject to the terms it specifies in its discretion, permit the transfer of an award (i) to the award-holder's family members; (ii) to one or more trusts established in whole or in part for the benefit of such family members; (iii) to one or more entities that are owned in whole or in part by such family members; or (iv) to any other individual or entity permitted by law.

        Amendment and Termination.    Subject to applicable laws, the Board may amend the LTIP in any manner that does not require stockholder approval or adversely affect the rights of participants under the LTIP. The Board will have broad authority to amend the LTIP or an award made thereunder without the consent of a participant to the extent that it deems necessary or desirable to comply with, or take into account (i) changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (ii) unusual or nonrecurring events or market conditions, (iii) significant acquisitions or dispositions of assets or other property by the Company, or (iv) adverse or unintended tax consequences under Section 409A of the Internal Revenue Code.

        Term of the LTIP.    The LTIP will expire on December 16, 2024, unless earlier terminated by the Board.

Certain U.S. Federal Income Tax Consequences

        The rules concerning the federal income tax consequences with respect to options granted and to be granted pursuant to the LTIP are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the United States, other than those individuals who are taxed on a residence basis in a foreign country.

        Incentive Stock Options.    In general, an employee will not realize taxable income upon either the grant or the exercise of an incentive stock option and the Company will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of common stock acquired upon exercise of an incentive stock option (determined at the time of exercise) over the exercise price of the incentive stock option will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of common stock received pursuant to the exercise of the incentive stock option within either (i) two years after the date of the grant of the incentive stock option, or (ii) one year after the date of exercise, a subsequent sale of such shares of common stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Company.

        If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of common stock acquired upon exercise of the incentive stock option within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (i) the fair market value of such shares of common stock on the date of exercise over the exercise price, and (ii) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Internal Revenue Code (as described below), the Company generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).

        Nonqualified Stock Options.    A recipient will not realize any taxable income upon the grant of a nonqualified stock option and the Company will not receive a deduction at the time of such grant unless such option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of common stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of common stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Company will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income.

        Restricted Stock; Restricted Stock Units.    A participant will not recognize taxable income upon the grant of restricted stock or RSUs. Instead, the participant will recognize ordinary income at the time of settlement of RSUs or at the time of vesting of restricted stock equal to the fair market value of the shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one-year long-term capital gains holding period begins on the date of grant.

        Certain Other Tax Issues.    In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Internal Revenue Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the LTIP may be subject to the requirements of Section 409A of the Internal Revenue Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes. Officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, may be subject to special tax rules regarding the income tax consequences concerning their options.

        The LTIP is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Internal Revenue Code.

Grants and Awards as of December 31, 2014

        As of December 31, 2014, the following outstanding awards have been granted under the LTIP to each of the executive officers named below, all current executive officers as a group, all non-employee directors as a group, and all other employees, respectively:

Name	Number of Shares Underlying Options/SARs	Weighted Average Exercise Price of Options/SARs	Number of Shares Underlying Restricted Stock Awards/Stock Unit Awards
Amin J. Khoury	—	$—	—
Thomas P. McCaffrey	—	$—	116,150
Michael F. Senft	—	$—	—
John A. Cuomo	—	$—	29,250
Roger M. Franks	—	$—	10,337
All Executive Officers as a Group (7 people)	—	$—	163,910
All Non-Employee Directors as a Group (7 people)	—	$—	—
All Other Employees	—	$—	142,944

        Future Plan Awards.    The terms and number of options or other awards to be granted in the future under the LTIP are to be determined in the discretion of the Compensation Committee. Since no such determinations regarding awards or grants have yet been made, the benefits or amounts that will be received by or allocated to the Company's executive officers or other eligible employees or non-employee directors cannot be determined at this time.

        As of April 15, 2015, the closing price on the NASDAQ Global Select Market of the Company's common stock was $43.14 per share.

Equity Compensation Plan Information

        The following table sets forth, as of December 31, 2014, certain information related to the Company's equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:	—	$—	—
Equity compensation plans not approved by security holders(3):	75,049	$—	5,193,146

Total:	75,049	$—	5,193,146

(1)
Numbers in this column include shares covered by restricted stock units, performance stock units and performance stock awards. The weighted-average exercise price in Column (b) does not take these awards into account.

(2)
Includes shares remaining issuable under our LTIP, NEDSDCP and 300,000 shares available for purchase under our Employee Stock Purchase Plan ("ESPP"). The number of ESPP shares subject to purchase in the current purchase period will not be determined until the last day of the period, which is June 30, 2015.

(3)
Includes 5,000,000 shares authorized under our LTIP, which plan is being considered for approval by our stockholders for Section 162(m) purposes pursuant to Proposal 4 of this Proxy Statement.

Required Vote

        The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the subject matter hereof is required to approve the Section 162(m) performance goals and annual grant limitations under the LTIP. Abstentions and broker non-votes will not have any effect on determining whether this proposal has been approved.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SECTION 162(M) PERFORMANCE GOALS AND ANNUAL GRANT LIMITATIONS UNDER THE LONG-TERM INCENTIVE PLAN.

PROPOSAL NO. 5
RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending January 31, 2016 and presents this appointment to the stockholders for ratification.

        Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

        Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2014 fiscal year. In addition to its audit of our consolidated financial statements, Deloitte & Touche LLP also audited the financial statements of our Employee Stock Purchase Plan and Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

        A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

        For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see Principal Accountant Fees and Services below.

        The affirmative vote of a majority of the votes present, in person or by proxy and properly cast at the meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP.

 AUDIT MATTERS

        Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended December 31, 2014.

        A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

        When considering Deloitte & Touche LLP's independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company's consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Principal Accountant Fees and Services

        The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to the Company for the fiscal years ending December 31, 2014 and December 31, 2013.

	2014 (in thousands)	2013 (in thousands)
Audit Fees	$1,791	n/a
Audit-Related Fees	—	n/a
Tax Fees	—	n/a

Total	$1,791	n/a

(1)
For the fiscal year ended December 31, 2013, we did not pay any fees for professional services to Deloitte & Touche LLP. Prior to the spin-off of the Company from B/E Aerospace, B/E Aerospace, Inc. paid any audit, audit-related, tax and other fees of Deloitte & Touche LLP.

Audit Fees

        Audit fees in 2014 consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates in connection with the annual audit and statutory audits required for the Company's and B/E Aerospace's subsidiaries.

Pre-Approval Policies and Procedures

        The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates. Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, Audit Committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2014, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte

Touche Tohmatsu Limited, and their respective affiliates were approved pursuant to the de minimis exception.

        In making its recommendation to appoint Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2016, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm's independence in the conduct of its auditing function.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2016 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than March 9, 2016 to be considered for inclusion in the Company's proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the July 7, 2015 release date for this Proxy Statement. For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2016 or 2017, a stockholder's proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.09 of the Company's By-laws.

OTHER MATTERS

        The Board is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

Our Proxy Statement and our Annual Report on Form 10-K are available on our website at www.KLX.com.

        If you want to receive a paper copy or email pdf copy of these documents, you must request one. There is no charge. Please contact:

KLX Inc. 1300 Corporate Center Way Wellington, FL 33414-2105 Attention: Investor Relations Telephone: 561-383-5100

ANNEX A

KLX INC. LONG-TERM INCENTIVE PLAN

1.     Purposes of the Plan

        The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of equity-based awards and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

2.     Definitions and Rules of Construction

        (a)    Definitions.    For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

        "Award" means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Unit or Other Award granted by the Committee pursuant to the terms of the Plan.

        "Award Document" means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

        "Board" means the Board of Directors of the Company, as constituted from time to time.

        "Change in Control" has the meaning assigned to it for purposes of the employment agreement or consulting agreement, as the case may be, applicable to the Participant. If there is no employment or consulting agreement or if the employment agreement or consulting agreement contains no such term, "Change in Control" means:

          (i)    The consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the stockholders of the Company immediately prior to the reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to the reorganization, merger, consolidation or other transaction;

          (ii)   The consummation of a liquidation or dissolution of the Company;

          (iii)  The sale of all or substantially all of the assets of the Company;

          (iv)  Individuals who, as of the Effective Date of this Plan, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

          (v)   The acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of more than 25% of either the then outstanding Shares of the Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (A) the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest, (B) any person, entity or "group" that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or a Controlling Interest or (C) any employee benefit plan of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest.

        Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, the payment or settlement of which will accelerate upon a Change in Control, no event set forth in an agreement applicable to a Participant or clauses (i), (ii) or (iii) will constitute a Change in Control for purposes of the Plan and any Award Document unless the event also constitutes a "change in ownership," "change in effective control," or "change in the ownership of a substantial portion of the Company's assets" as defined under Section 409A of the Code.

        "Code" means the Internal Revenue Code of 1986, as amended, and the applicable guidance, rulings and regulations promulgated thereunder.

        "Committee" means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan. The Committee shall serve at the pleasure of the Board and shall meet the requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act; provided, however, that if any Committee member is found not to have the qualification requirements of Section 162(m) and/or Section 16(b), any actions taken or Awards granted shall not be invalidated by this failure to so qualify; and provided, further, that the Board may perform any duties delegated to the Committee and in these instances, any reference to the Board shall be deemed a reference to the Committee.

        "Common Stock" means the common stock of the Company, par value $0.01 per Share, or such other class of Share or other securities as may be adjusted under Section 13(b) of the Plan.

        "Company" means KLX Inc., a Delaware corporation, or any successor to all or substantially all of its business that adopts the Plan.

        "Disability" has the meaning assigned to it for purposes of the employment agreement or consulting agreement, as the case may be, applicable to the Participant. If there is no employment or consulting agreement or such agreement contains no such term, "Disability" has the meaning set forth in the long-term disability plan applicable to the Participant. Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code, the payment or settlement of which will accelerate upon a disability, "Disability" will have the meaning ascribed thereto under Section 409A of the Code.

        "Effective Date" means the date of the consummation of the distribution of all of the shares of the Company's Common Stock on a pro rata basis to the holders of B/E Aerospace, Inc. common stock.

        "Eligible Individuals" means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Fair Market Value" means, with respect to a share of Common Stock, the fair market value of the Share as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share of Common Stock shall equal the closing selling price of a Share of Common Stock on the trading day immediately preceding the date on which the valuation is made as reported on the composite tape for securities listed on the Nasdaq Global Select Market ("Nasdaq"), or such other national securities exchange as may be designated by the Committee, or, in the event that the Common Stock is not listed for trading on a national securities exchange but is quoted on an automated system, on such automated system, in any such case on the valuation date (or, if there were no sales on such automated system on the valuation date, the average of the highest and lowest quoted selling prices as reported on said composite tape or automated system for the most recent day during which a sale occurred).

        "Incentive Stock Option" means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

        "Nonqualified Stock Option" means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

        "Option" means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

        "Other Award" means any form of Award other than an Option, Restricted Stock, Restricted Stock Unit, Performance Stock, Performance Unit or Stock Appreciation Right granted pursuant to Section 11 of the Plan.

        "Participant" means an Eligible Individual who has been granted an Award under the Plan.

        "Performance Period" means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

        "Performance Stock" means a Target Number of Shares granted pursuant to Section 10(a) of the Plan.

        "Performance Target" means the performance measures established by the Committee from among the performance criteria provided in Section 6(h) and set forth in the applicable Award Document.

        "Performance Unit" means a right to receive a Target Number of Shares or cash in the future granted pursuant to Section 10(b) of the Plan.

        "Plan" means the KLX Inc. Long-Term Incentive Plan, as may be amended or restated from time to time.

        "Plan Limit" means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

        "Restricted Stock" means Shares granted or sold to a Participant pursuant to Section 8(b) of the Plan.

        "Restricted Stock Unit" means a right to receive a Share (or cash, if applicable) in the future granted pursuant to Section 8(a) of the Plan.

        "Section 162(m) Award" means an Award that is intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

        "Shares" means shares of Common Stock.

        "Stock Appreciation Right" means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

        "Subsidiary" means (i) a domestic or foreign corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of the corporation's board of directors or analogous governing body, or (ii) any other domestic or foreign corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term "Subsidiary" shall be defined in the manner required by Section 424(f) of the Code.

        "Substitute Award" means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines or separates pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity, including any awards granted under the B/E Aerospace, Inc. 2005 Long-Term Incentive Plan and assumed by the Company in connection with the separation of the Company from B/E Aerospace, Inc.

        "Target Number" means the target number of Shares or cash value established by the Committee and set forth in the applicable Award Document.

        (b)    Rules of Construction.    The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.     Administration

        (a)    Committee.    The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

          (i)    select the Participants from the Eligible Individuals;

            (a)   grant Awards in accordance with the Plan;

            (b)   determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

            (c)   determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant's termination of employment with the Company or any of its Subsidiaries or a Change in Control of the Company;

            (d)   subject to Section 16, amend the terms and conditions of an Award after grant;

            (e)   specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

            (f)    construe and interpret any Award Document delivered under the Plan;

            (g)   make factual determinations in connection with the administration or interpretation of the Plan;

            (h)   adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

            (i)    employ legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and rely upon any advice, opinion or computation received therefrom;

            (j)    vary the terms of Awards to take account of tax and securities laws and other regulatory requirements or to procure favorable tax treatment for Participants;

            (k)   correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

            (l)    make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

        (b)    Plan Construction and Interpretation.    The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

        (c)    Determinations of Committee Final and Binding.    All determinations by the Committee or its delegate in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee's sole discretion and shall be final, binding and conclusive for all purposes and upon all interested persons.

        (d)    Non-Uniform Determinations.    The Committee's determinations under the Plan need not be uniform and may be made by it selectively among Eligible Individuals who receive, or are eligible to receive, Awards (whether or not such Eligible Individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Documents, as to the Eligible Individuals to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

        (e)    Delegation of Authority.    To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons it deems necessary, appropriate or advisable under conditions or limitations as it may set at the time of the delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Section 16 of the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(e).

        (f)    Liability of Committee.    Subject to applicable laws, rules and regulations (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan, and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company's Certificate of Incorporation and Bylaws as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company's officers or employees, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

        (g)    Action by the Board.    Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.     Eligibility

        (a)    Eligible Individuals.    Awards may be granted to officers, employees, directors, consultants, advisors and independent contractors of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest. Only employees of the Company or a Parent or Subsidiary may be granted Incentive Stock Options. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant. Under the Plan, references to "employment" or "employed" include the engagement of Participants who are consultants, advisors and independent contractors of the Company or its Subsidiaries.

        (b)    Grants to Participants.    The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of the Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.     Shares Subject to the Plan

        (a)    Plan Limit.    Subject to adjustment in accordance with Section 13 of the Plan, the maximum aggregate number of Shares that may be issued in respect of new Awards granted under the Plan shall be 5,000,000, which includes Shares underlying Substitute Awards. Shares to be issued under the Plan may be authorized and unissued Shares, issued Shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options, except that in calculating the number of Shares that remain available for Awards of Incentive Stock Options, the rules set forth in Section 5(b) shall not apply to the extent not permitted under Section 422 of the Code.

        (b)    Rules Applicable to Determining Shares Available for Issuance.    The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant's tax withholding obligations in connection with the exercise or settlement of an Award and (ii) all of the Shares covered by a stock-settled Stock Appreciation Right to the extent exercised (not limited to the Shares actually issued to Participants, but also including Shares withheld by the Company for taxes in connection with such exercise), will not be added back to the Plan Limit. In addition, for purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that are settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

        (c)    Special Limits.    Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13(b), the following special limits shall apply to Shares available for Awards under the Plan:

          (i)    the maximum number of Shares that may be issued pursuant to Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and Other Awards that are payable in Shares granted under the Plan shall equal 5,000,000 Shares in the aggregate;

          (ii)   the maximum number of Shares that may be issued pursuant to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal 1,100,000 Shares;

          (iii)  the maximum number of Shares that may be issued pursuant to Awards (other than Options and Stock Appreciation Rights) granted to any Eligible Individual in any calendar year shall equal 750,000 Shares (measured as of the date of grant);

          (iv)  the maximum dollar value of Awards (other than Options or Stock Appreciation Rights) that may be granted to any Eligible Individual in any calendar year is $25,000,000 (measured as of the date of grant); and

          (v)   any Shares underlying Substitute Awards shall not be subject to this Section 5(c).

          (vi)  any Shares underlying the Awards granted prior to the first meeting of the Company at which the Plan is submitted for the approval of stockholders, in accordance with Section 15 of the Plan, shall not be subject to this Section 5(c).

6.     Awards in General

        (a)    Types of Awards.    Awards under the Plan may consist of Options, Restricted Stock Units, Restricted Stock, Stock Appreciation Rights, Performance Stock, Performance Units and Other Awards. Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Awards, as the Committee may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

        (b)    Terms Set Forth in Award Document.    The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for the Award, which shall contain terms and conditions not inconsistent with the Plan. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award, or (iii) the date on which any Award first becomes exercisable. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

        (c)    Vesting.    The Committee shall specify at the time of grant the vesting provisions of an Award.

        (d)    Termination of Employment.    The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant's termination of employment with the Company or any of its Subsidiaries or affiliates. Subject to Section 409A of the Code and other applicable laws, rules and regulations, in connection with a Participant's termination of employment, the Committee shall have the discretion to (i) accelerate the vesting, exercisability or settlement of, (ii) accelerate or eliminate the restrictions and conditions applicable to, or (iii) extend the post-termination exercise period of an outstanding Award. The provisions described in this Section 6(d) may be specified in the applicable Award Document or determined at a subsequent time.

        (e)    Change in Control.    The Committee shall have full authority to determine the effect, if any, of a Change in Control of the Company on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or, subject to Section 409A of the Code and other applicable laws, rules and regulations, determined at a subsequent time. Except as otherwise specified in an Award Document (or in a Participant's employment agreement) and subject to applicable laws, rules and regulations (including Section 409A of the Code), the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a Change in Control, take such actions as it may consider appropriate, including, without limitation: (i) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award (including the deemed attainment of Performance Targets) or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Board or the Committee; (ii) making other adjustments to the Awards then outstanding as the Committee deems appropriate to reflect the Change in Control; (iii) causing the Awards then outstanding to be assumed, or new rights to be substituted for the Awards, by the surviving corporation in the Change in Control; or (iv) permitting or requiring Participants to surrender outstanding Options or Stock Appreciation Rights in exchange for a cash payment equal to the difference between the highest price paid for a Share in the Change in Control transaction and the Exercise Price of the Options or Stock Appreciation Rights.

        (f)    Dividends and Dividend Equivalents.    The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award. The payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

        (g)    Rights of a Stockholder.    A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13(b) of the Plan.

        (h)    Section 162(m) Awards.    (i) The Committee may determine whether any Award under the Plan is intended to be "qualified performance-based compensation" as that term is used in Section 162(m) of the Code. Any Awards designated to be "qualified performance-based compensation" shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and shall be subject to all other conditions and requirements of Section 162(m). The Performance Targets that may be used by the Committee for such Awards will be based on measurable and attainable financial goals for the Company, one or more of its operating divisions, Subsidiaries or business units or any combination of the above from the following: net income, net revenue, operating cash flow, operating margin, operating revenue, revenue growth rates, pretax income, pretax operating income, operating or gross margin, growth rates, operating income growth, return on assets (including return on tangible assets and cash return on tangible assets), total stockholder return, on-time delivery targets, Share price, return on equity, operating earnings, diluted earnings per Share or earnings per Share growth, or a combination thereof as selected by the Committee. The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, operating division, department, region, function or business unit) or measured relative to selected peer companies or a market or other index.

In addition, for Awards not intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee may establish Performance Targets based on other criteria as it deems appropriate.

        (ii)   The Participants to receive Section 162(m) Awards shall be designated and the applicable Performance Targets shall be established by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Participant shall be assigned a Target Number payable if Performance Targets are achieved. Any payment of a Section 162(m) Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied. The Committee may determine, at the time of grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Number, but in no event may the payment exceed the limits set forth in Section 5(c). The Committee retains the right to reduce any Section 162(m) Award notwithstanding the attainment of the Performance Targets. In the event that one or more members of the Committee are not "outside directors" as that term is defined in Section 162(m) of the Code, the grant and terms of Awards intended to qualify as Section 162(m) Awards will be made by a subcommittee appointed in accordance with Section 3(e) of the Plan consisting of two or more "outside directors" for purposes of Section 162(m) of the Code.

        (i)    Deferrals.    In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant. The terms of any deferrals must comply with all applicable laws, rules and regulations including, without limitation, Section 409A of the Code. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

        (j)    Repricing of Options and Stock Appreciation Rights.    Notwithstanding anything in the Plan to the contrary, the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights. The foregoing shall not prevent adjustments pursuant to Section 13(b) of the Plan.

7.     Terms and Conditions of Options

        (a)    General.    The Committee may grant Options to Eligible Individuals and shall determine whether the Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, as amended from time to time.

        (b)    Exercise Price.    The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than the one hundred percent (100%) of the Fair Market Value. Payment of the exercise price of an Option shall be made in any form approved by the Committee at the time of grant.

        (c)    Term.    An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to the Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Option.

        (d)    Exercise; Payment of Exercise Price.    Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash (or cash equivalents), (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option and equal in value to the exercise price, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price, or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee from time to time for this purpose, the Option may also be exercised through a "cashless exercise" procedure authorized by the Committee that permits Participants to exercise Options by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or through other procedures determined by the Company from time to time.

8.     Terms and Conditions of Restricted Stock Units and Restricted Stock

        (a)    Restricted Stock Units.    The Committee is authorized to grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be cancelled. Upon settlement, the Restricted Stock Units shall be paid in Shares, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.

        (b)    Restricted Stock.    The Committee may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be cancelled.

9.     Stock Appreciation Rights

        (a)    General.    The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right specified in the applicable Award Document. The grant price per Share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant, but in no event shall the grant price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the grant price of a Substitute Award granted as a Stock Appreciation Right shall be in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, or in a combination of cash and Shares.

        (b)    Term.    A Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Stock Appreciation Right, and the Committee may extend the term of a Stock Appreciation Right after the time of grant; provided, however, that the term of a Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Stock Appreciation Right.

        (c)    Methods of Exercise.    In accordance with the rules and procedures established by the Committee for this purpose, and subject to the provisions of the applicable Award Document and all applicable laws, the Committee shall determine the permissible methods of exercise for a Stock Appreciation Right.

        (d)    Stock Appreciation Rights in Tandem with Options.    A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as the Option or subsequent thereto. If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as covered by the Option (or such lesser number of Shares as the Committee may determine) and shall be exercisable only at the same time or times and to the extent the related Option shall be exercisable, and shall have the same term as the related Option. The grant price of a Stock Appreciation Right granted in tandem with an Option shall equal the per Share exercise price of the Option to which it relates. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be cancelled automatically to the extent of the number of Shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the Shares covered by the tandem grant, the tandem Stock Appreciation Right shall be cancelled automatically to the extent of the number of Shares covered by the Option exercise.

10.   Performance Stock and Performance Units

        (a)    Performance Stock.    The Committee may grant Performance Stock to Eligible Individuals. An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

        (b)    Performance Units.    The Committee may grant Performance Units to Eligible Individuals. A Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Number of Shares or cash based upon the achievement of Performance Targets over the applicable Performance Period. Performance Units shall be settled through the delivery of Shares or cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the underlying Shares as of the last day of the applicable Performance Period.

11.   Other Awards

        The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. Other Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof. Notwithstanding the foregoing, where the value of an Other Award is based on a spread value, the grant or exercise price will not be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of the grant.

12.   Certain Restrictions

        (a)    Transfers.    No Award shall be transferable other than by last will and testament, by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to terms and conditions as it shall specify, permit the transfer of an Award for no consideration (i) to a Participant's family member, (ii) to one or more trusts established in whole or in part for the benefit of one or more of such family members, (iii) to one or more entities which are beneficially owned in whole or in part by one or more such family members or (iv) to any other individual or entity permitted under law and the rules of Nasdaq or any other exchange that lists the Shares (collectively, "Permitted Transferees"). Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

        (b)    Award Exercisable Only by Participant.    During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom the Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

13.   Recapitalization or Reorganization

        (a)    Authority of the Company and Stockholders.    The existence of the Plan, the Award Documents and the Awards granted under the Plan shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights under the Shares or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        (b)    Change in Capitalization.    Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5 of the Plan, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value or other similar corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants. Such adjustments shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject. Notwithstanding the forgoing, the Committee shall not be required to make any adjustments that would cause an Award to fail to satisfy the conditions of an applicable exemption from the requirements of Section 409A of the Code or otherwise violate the applicable requirements thereof.

14.   Term of the Plan

        Unless earlier terminated pursuant to Section 16 of the Plan, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

15.   Effective Date

        The Plan shall become effective on the Effective Date. The Plan shall be submitted to stockholders for approval no later than the first annual meeting of the Company that occurs after the separation of the Company from B/E Aerospace, Inc. and, if such approval is not obtained, the Plan shall terminate and no further Awards shall be granted hereunder.

16.   Amendment and Termination

        Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) shall be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of Nasdaq and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder of the Award. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, or take into account changes in, interpretations of or guidance promulgated under, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), (c) to take into account significant acquisitions or dispositions of assets or other property by the Company or (d) to ensure that an Award is not subject to interest and penalties under Section 409A of the Code.

17.   Miscellaneous

        (a)    Tax Withholding.    The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the Participant or to repurchase Shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan.

        (b)    No Right to Awards or Employment.    No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the employment of the Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Neither the Plan nor any Award constitutes a contractual entitlement to any bonus payment in general irrespective of whether Awards or bonus payments were made in previous years. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

        (c)    Securities Law Restrictions.    An Award may not be exercised or settled and no Shares may be issued in connection with an Award unless the issuance of the Shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state "blue sky" laws (or the Company has determined that an exemption from registration and from qualification under such state "blue sky" laws is available) and (iii) complies with all applicable laws, rules and regulations, including all foreign securities laws. The Committee may require each Eligible Individual purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

        (d)    Section 162(m) of the Code.    The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code shall not be required. In addition, if any provision of this Plan would cause Awards that are intended to constitute "qualified performance-based compensation" under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions of the Plan shall remain in full force and effect.

        (e)    Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States.    To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

        (f)    Satisfaction of Obligations.    Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

        (g)    No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not it would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any corporate action.

        (h)    Unfunded Plan.    The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated to, authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to Awards hereunder.

        (i)    Award Document.    In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate the conflict or inconsistency.

        (j)    Successors and Assigns.    All obligations of the Company under the Plan with respect to Awards shall be binding on any successor or assign to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

        (k)    Application of Funds.    The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

        (l)    Headings.    The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

        (m)    Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

        (n)    Expenses.    The costs and expenses of administering the Plan shall be borne by the Company.

        (o)    Section 409A of the Code.    Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. For purposes of Section 409A, each payment or settlement provided under this Plan shall be treated as a separate payment. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

        (p)    Governing Law.    Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Florida (other than its conflict of law rules).

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0239HC 1 U P X + Annual Meeting Proxy Card . + A Vote on Directors — The Board of Directors unanimously recommends a vote FOR the listed nominees. B Vote on Proposals The Board of Directors unanimously recommends a vote FOR Proposal 2. For Against Abstain 2. Say on Pay – An advisory vote on the approval of executive compensation. The Board of Directors unanimously recommends a vote of ONCE EVERY YEAR for Proposal 3. 3. Say on Pay Frequency – An advisory vote on the frequency of the advisory vote on the approval of executive compensation. The Board of Directors unanimously recommends a vote FOR Proposal 4. For Against Abstain 4. Proposal to approve the performance goals and grant limitations under the KLX Inc. Long-Term Incentive Plan. The Board of Directors unanimously recommends a vote FOR Proposal 5. For Against Abstain 5. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year. To transact any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted at the discretion of the proxy holder. 01 - Amin J. Khoury 02 - John T. Collins 03 - Peter V. Del Presto 1. Election of Three Class I Directors: For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION 1 Year 2 Years 3 Years Abstain IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on August 26, 2015. Vote by Internet • Go to www.investorvote.com/KLXI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Notice of 2015 Annual Meeting of Stockholders — August 26, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The undersigned hereby constitutes and appoints Messrs. Michael F. Senft and Roger M. Franks, or either of them, with full power of substitution each, proxies to vote and act at the Annual Meeting of Stockholders of KLX Inc. (the “Company”) to be held August 26, 2015 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110 at 10:30 a.m. (Eastern Time) and at any adjournment thereof (the “Meeting”), upon and with respect to the number of shares of Company common stock, par value $0.01 per share, that the undersigned would be entitled to vote if personally present. The undersigned hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side of this proxy card as specified by the undersigned and in such manner as the proxies may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. All proxies previously given by the undersigned in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side of this proxy card, the Proxy will be voted (1) FOR the nominees for Director, (2) FOR Proposal 2, (3) ONCE EVERY YEAR for Proposal 3, (4) FOR Proposal 4, (5) FOR Proposal 5, and (6) in the discretion of the named proxies as to any other matter that may properly come before the Meeting. CONTINUED AND TO BE VOTED ON REVERSE SIDE Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on August 26, 2015. The Company’s 2015 Proxy Statement and the Company’s Annual Report for 2014 are available at: http://investor.klx.com/phoenix.zhtml?c=253840&p=proxy. Proxy — KLX Inc. C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below D Please sign this proxy card and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign your name as it appears on this proxy card. Give full title if an attorney, executor, administrator, trustee, guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, signer should attach evidence of authority. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD. + + qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q